Exhibit 10.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

DUKE ENERGY AMERICAS, LLC

as Seller,

and

LSP BAY II HARBOR HOLDING, LLC,

as Buyer

dated as of January 8, 2006

TABLE OF CONTENTS

	ARTICLE I DEFINITIONS AND CONSTRUCTION
1.1	Definitions	1
1.2	Rules of Construction	18

	ARTICLE II PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale	18
2.2	Purchase Price	19
2.3	Closing	19
2.4	Closing Deliveries by Seller to Buyer	19
2.5	Closing Deliveries by Buyer to Seller	20
2.6	Post-Closing Adjustment	21
2.7	Allocation of Purchase Price	21

	ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER

3.1	Organization	22
3.2	Authority	22
3.3	No Conflicts; Consents and Approvals	23
3.4	Capitalization	23
3.5	Legal Proceedings	23
3.6	Brokers	24

	ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE PROJECT COMPANIES

4.1	Organization	24
4.2	No Conflicts; Consents and Approvals	24
4.3	Capitalization	25
4.4	Business	25
4.5	Bank Accounts	25
4.6	Subsidiaries	25
4.7	Legal Proceedings	25
4.8	Compliance with Laws and Orders	25
4.9	Liabilities	25
4.10	Absence of Certain Changes	26
4.11	Taxes	26
4.12	Regulatory Status	26
4.13	Contracts	26
4.14	Real Property	28
4.15	Permits	28
4.16	Environmental Matters	29
4.17	Insurance	29
4.18	Intellectual Property	30
4.19	Brokers	30
4.20	Employees and Labor Matters	30

4.21	Employee Benefits	30

	ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization	31
5.2	Authority	31
5.3	No Conflicts	31
5.4	Legal Proceedings	32
5.5	Compliance with Laws and Orders	32
5.6	Brokers	32
5.7	Acquisition as Investment	32
5.8	Financial Resources	32
5.9	No Conflicting Contracts	33
5.10	Opportunity for Independent Investigation	33
5.11	Bridgeport and Griffith Purchase Price	33

	ARTICLE VI COVENANTS

6.1	Regulatory and Other Approvals	33
6.2	Access of Buyer and Seller	34
6.3	Certain Restrictions	35
6.4	Use of Certain Names	37
6.5	Support Obligations	37
6.6	Excluded Items	41
6.7	Employee and Benefit Matters	41
6.8	Termination of Certain Services and Contracts	44
6.9	Indebtedness; Spare Parts; Distributions	45
6.10	Insurance	45
6.11	Casualty	45
6.12	Condemnation	46
6.13	Transfer Taxes	46
6.14	Transition Services Arrangements	47
6.15	Morro Bay Lease Consent	48
6.16	Bridgeport Dispute	49
6.17	Connecticut Transfer Act	49
6.18	Long Term Services Agreements	49
6.19	Tax Matters	50
6.20	Affiliate Contracts	53
6.21	Further Assurances	53
6.22	Moss Landing Toll	54
6.23	Monthly Operating Report	55
6.24	Griffith Tag Along Offer	55
6.25	DEGM Restructuring	55
6.26	DENA Restructuring	55
6.27	Seller Creditworthiness	56
6.28	Letter of Credit	56

	ARTICLE VII BUYER’S CONDITIONS TO CLOSING
7.1	Representations and Warranties	56
7.2	Performance	56
7.3	Officer’s Certificate	56
7.4	Orders and Laws	56
7.5	Consents and Approvals	56
7.6	Resignation of Members, Managers, Officers and Directors	57
7.7	Release of Intercompany Indebtedness; Release of Liens	57

	ARTICLE VIII SELLER’S CONDITIONS TO CLOSING

8.1	Representations and Warranties	57
8.2	Performance	57
8.3	Officer’s Certificate	57
8.4	Orders and Laws	57
8.5	Consents and Approvals	57
	ARTICLE IX TERMINATION
9.1	Termination	58
9.2	Effect of Termination	58
9.3	Break-up Fee	58

	ARTICLE X INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND ARBITRATION

10.1	Indemnification	59
10.2	Limitations of Liability	60
10.3	Indirect Claims	62
10.4	Waiver of Other Representations	62
10.5	Waiver of Remedies	62
10.6	Arbitration	63
10.7	Procedure with Respect to Third-Party Claims	65
10.8	Access to Information	66

	ARTICLE XI MISCELLANEOUS

11.1	Notices	66
11.2	Entire Agreement	67
11.3	Expenses	67
11.4	Disclosure	67
11.5	Waiver	67
11.6	Amendment	67
11.7	No Third Party Beneficiary	68
11.8	Assignment; Binding Effect	68
11.9	Headings	68
11.10	Invalid Provisions	68
11.11	Counterparts; Facsimile	68
11.12	Governing Law; Venue; and Jurisdiction	68
11.13	Attorneys’ Fees	69

EXHIBITS

Exhibit A	-	Form of Company Assignment Instrument
Exhibit B	-	Form of Assignment and Assumption Agreement

SCHEDULES

1.1–A		June 30, 2005 Adjusted Net Working Capital Calculation
1.1–AC		Affiliate Contracts
1.1–K		Knowledge
1.1–MCLSA		Certain Settlement Agreement Obligations
1.1–MLTPPA		Moss Landing Toll Base Purchase Price Adjustment
1.1–PL		Permitted Liens
2.2(c)		Spring 2006 Maintenance Plan
2.7		Purchase Price Allocation
3.3(c)		Seller Approvals
3.4		Capitalization
4.2		Company Consents
4.4		Sufficiency of Assets
4.5		Bank Accounts
4.7		Legal Proceedings
4.9		Liabilities
4.10		Certain Changes
4.11		Taxes
4.13		Material Contracts
4.14		Real Property
4.15		Permits
4.16(b)		Environmental Matters
4.16(c)		Emission Reduction Credits
4.17		Insurance
4.20		Labor Matters
5.3		Buyer Approvals
5.8		Debt and Equity Commitment Letters
5.9		Conflicts
6.3		Exceptions to Conduct of Business
6.5(a)		Support Obligations
6.6		Excluded Items
6.7(a)		Available Employees
6.8		Terminated Contracts
6.14(a)		Transition Services

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of January 8, 2006 (this “Agreement”) is made and entered into by and between Duke Energy Americas, LLC, a Delaware limited liability company (“Seller”), and LSP Bay II Harbor Holding, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Seller desires to cause its affiliates to sell to Buyer, and Buyer desires to purchase from Seller’s affiliates, 100% of the membership interests in the owners of eight power plants located in the northeastern and western regions of the United States, all on the terms and subject to the conditions set forth herein.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.7.

“AAA” has the meaning given to it in Section 10.6(a).

“Adjusted Net Working Capital” means (without duplication) the sum of (a) Net Working Capital of the Project Companies (other than the Jointly Owned Project Companies) plus (b) fifty percent (50%) of the Net Working Capital of Southwest Power Partners, Griffith Energy, and ED Services, plus (c) (i) if the Bridgeport Dispute has been resolved such that Duke Bridgeport Energy owns record title to the UBE Interests as of the Closing, one-hundred percent (100%) of the Net Working Capital of Bridgeport Energy and NC Development or (ii) if the Bridgeport Dispute has not been so resolved, sixty-six and two-thirds percent (66 2/3%) of the Net Working Capital of Bridgeport Energy and NC Development, all as determined in accordance with the methodology used in the preparation of Schedule 1.1-A (a sample of the Adjusted Net Working Capital calculation as of June 30, 2005 without regard to clause (ii) of the definition of Net Working Capital).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company; provided however, that, for purposes of this Agreement, the Jointly Owned Project Companies shall be deemed to be Affiliates of Seller.

“Affiliate Contracts” means, collectively, those contracts listed on Schedule 1.1 AC.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“ANWC Estimate” has the meaning given to it in Section 2.5(a)

“Arbitrable Dispute” has the meaning given to it in Section 10.6(b).

“Arlington Valley Project” means the approximately 570 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Maricopa County, Arizona, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Duke Arlington Valley) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assigned Contracts” means, collectively, each Affiliate Contract, other than a Terminated Contract, the Counterparty to which has consented to (or for which no consent is required for) the assignment thereof by the Assignor to the Assignee as contemplated by Section 2.4(b).

“Assignee” has the meaning given to it in Section 2.4(b).

“Assignment and Assumption Agreement” has the meaning given to it in Section 2.4(b).

“Assignor” has the meaning given to it in Section 2.4(b).

“Available Employees” has the meaning given to it in Section 6.7(a).

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan.

“Bridgeport 33 1/3% Purchase Price” shall be an amount equal to $60,000,000.

“Bridgeport Dispute” means the appraisal proceedings between Duke Bridgeport Energy and UBE to determine the Fair Market Value (as defined in the Bridgeport LLC Agreement) of the UBE Interests put to Duke Bridgeport Energy by UBE pursuant to Section 8.3(b) of the Bridgeport LLC Agreement.

“Bridgeport Energy” means Bridgeport Energy LLC, a Delaware limited liability company.

“Bridgeport LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Bridgeport Energy LLC, dated as of September 17, 1997 between Duke Bridgeport Energy and UBE as amended prior to the date hereof.

“Bridgeport Project” means the approximately 490 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in the City of Bridgeport, Fairfield County, Connecticut, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Bridgeport Energy or NC Development) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Bridgeport Resolution Amount” has the meaning given to it in Section 6.16.

“Bridgeport RMR Agreement” means the Cost-of-Service Agreement by and between Bridgeport Energy, DEMA and New England ISO, filed with FERC in Docket No. ER05-611.

“Bridgeport RMR Refund Amount” means any amounts received by any party on behalf of Bridgeport Energy pursuant to the Bridgeport RMR Agreement on or prior to the Closing Date that Bridgeport Energy is required by FERC to refund to New England ISO-NE or any participants in the markets administered by New England ISO.

“Business” as to any Project Company, means the ownership and operation of the respective Project, including the generation and sale of electricity and capacity by such Project Company at or from the Project, the receipt by such Project Company of natural gas and the conduct of other activities by such Project Company related or incidental to the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Approvals” has the meaning given to it in Section 5.3(c).

“Buyer Indemnified Parties” has the meaning given to in Section 10.1 (a).

“California Litigation” means any proceeding or litigation relating to the sale of electric energy, capacity, and/or ancillary services made by Duke South Bay, Duke Morro Bay, Duke Moss Landing and/or DE Oakland from the period from January 1, 2000 through June 20, 2001.

“Casco Bay” means Casco Bay Energy Company, LLC, a Delaware limited liability company.

“Casco Bay Project” means the approximately 520 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Penobscot County, Maine, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Casco Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Capital Stock” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“C.G.S.” means the Connecticut General Statutes, as in effect on the date hereof.

“Charter Documents” means with respect to any Person, the articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claimant” has the meaning given to it in Section 10.6(b).

“Claiming Party” has the meaning given to it in Section 10.7(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3. For purposes of clarification, the term “Closing” shall, if applicable, be deemed modified as set forth in Section 6.15.

“Closing Date” means the date on which Closing occurs. For purposes of clarification, the term “Closing Date” shall, if applicable, be deemed modified as set forth in Section 6.15.

“Code” means the Internal Revenue Code of 1986.

“Companies” means, collectively, Duke Arlington Valley, Duke Moss Landing, Duke South Bay, Duke Morro Bay, DE Oakland, Casco Bay and (a) prior to the date of the DEGM Restructuring, Duke Bridgeport Energy, DE Mohave and DE Mulberry and (b) from and after the date of the DEGM Restructuring, DEGM Holding Subsidiary. For purposes of clarification,

Duke Bridgeport Energy, DE Mohave and DE Mulberry shall not be “Companies” from and after the date of the DEGM Restructuring.

“Company Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Company Consents” has the meaning given to it in Section 4.2(b).

“Company Interests” means 100% of the membership interests in each of Duke Arlington Valley, Duke Moss Landing, Duke South Bay, Duke Morro Bay, DE Oakland, Casco Bay, and (a) prior to the date of the DEGM Restructuring, Duke Bridgeport Energy, DE Mohave and DE Mulberry and (b) from and after the date of the DEGM Restructuring, DEGM Holding Subsidiary. For purposes of clarification, Company Interests shall not include the membership interests of Duke Bridgeport Energy, DE Mohave and DE Mulberry from and after the date of the DEGM Restructuring.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Duke Capital LLC dated September 20, 2005.

“Connecticut Transfer Act” means C.G.S. § 22a-134 et seq.

“Continued Employee” has the meaning set forth in Section 6.7(b).

“Continuing Support Obligation” has the meaning given to it in Section 6.5(e).

“Contract” means any written contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Counterparty” has the meaning given to it in Section 6.20.

“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations by Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or Moody’s Investors Services, Inc., as applicable, and any successors thereto.

“DE Mohave” means Duke Energy Mohave, LLC, a Delaware limited liability company.

“DE Mulberry” means Duke Energy Mulberry LLC, a Delaware limited liability company.

“DE Oakland” means Duke Energy Oakland LLC, a Delaware limited liability company.

“DE Power” means DE Power Generating, LLC, a Delaware limited liability company.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“DEGM” means Duke Energy Global Markets, Inc., a Nevada corporation.

“DEGM Holding Subsidiary” means a Delaware limited liability company that, prior to Closing, is a direct wholly-owned subsidiary of DEGM and is formed after the date of this Agreement and on or prior to Closing.

“DEGM Restructuring” means the transfer of the Capital Stock of DE Mulberry, DE Mohave and Duke Energy Bridgeport from DEGM to DEGM Holding Subsidiary.

“DEMA” means Duke Energy Marketing America, LLC, a Delaware limited liability company.

“DENA” means Duke Energy North America, LLC, a Delaware limited liability company.

“DENA Restructuring” means the dissolution or liquidation of certain subsidiaries of Seller (other than any Project Company or any Parent Company) on or prior to Closing. For purposes of clarification, the Project Companies and the Parent Companies shall remain direct or indirect wholly-owned subsidiaries of the Seller after giving effect to the DENA Restructuring.

“DETM Agreement” means that certain Agreement, dated as of November 17, 1997, between Bridgeport Energy and Duke Energy Trading and Marketing, LLC, as amended and restated by that certain First Amended and Restated Agreement, dated as of March 1, 2001, between Bridgeport Energy and Duke Energy Trading and Marketing, LLC, and as further amended, restated, supplemented or otherwise modified from time to time.

“Direct Costs” has the meaning given to it in Section 6.14(b).

“Dispute” has the meaning given to it in Section 10.6(a).

“DTSC” has the meaning given to it in Section 6.10.

“Duke Arlington Valley” means Duke Energy Arlington Valley, LLC, a Delaware limited liability company.

“Duke Bridgeport Energy” means Duke Bridgeport Energy, LLC, a Delaware limited liability company.

“Duke Morro Bay” means Duke Energy Morro Bay LLC, a Delaware limited liability company.

“Duke Moss Landing” means Duke Energy Moss Landing LLC, a Delaware limited liability company.

“Duke South Bay” means Duke Energy South Bay LLC, a Delaware limited liability company.

“ED Services” means ED Services, LLC, a Delaware limited liability company.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Condition Assessment Form” shall have the meaning provided to it in C.G.S. § 22a-134(17).

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution or protection of the environment, each as amended on or prior to the Closing Date.

“Equity Securities” means (i) Capital Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to acquire, any Capital Stock and (iii) securities convertible into or exercisable or exchangeable for shares of Capital Stock.

“ERCs” has the meaning given to it in Section 4.16(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 400l(b)(l) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001 (a)(14) of ERISA; provided, however, that the Project Companies shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Excluded Items” has the meaning given to it in Section 6.6.

“Excluded Liabilities” shall mean all Claims, Losses, and obligations of each Project Company, the Seller or any of its Affiliates arising out of: (i) all Excluded Items, including any Non-Transferred Excluded Items and any actions taken by or on behalf of Seller, any of its Affiliates or any Project Company in connection therewith, (ii) subject to clause (vi) below, all Terminated Contracts, (iii) the California Litigation, other than those obligations of Duke South Bay, Duke Morro Bay, Duke Moss Landing and/or DE Oakland listed on Schedule 1.1-MCLSA (iv) any Benefit Plan of Seller or any Affiliate and any other matter related to any Available Employee, including, without limitation, any obligations resulting from the transactions contemplated hereby, except to the extent specifically assumed or indemnified by Buyer pursuant to Section 6.7, (v) the Bridgeport RMR Refund Amount, to the extent such amount exceeds $10.0 million, (vi) the GE LTSAs, but only to the extent any such GE LTSA is terminated on or prior to the Closing Date and excluding the costs of any capital spares, inventory or other current assets that are purchased from GE by or on behalf of a Project Company in connection with or after such termination that are not owned by a Project Company as of the Closing Date, (vii) the Assigned Contracts, to the extent relating to the periods prior to the Closing Date and not included in the calculation of Adjusted Net Working Capital, (viii) liabilities arising under the Charter Documents of any Project Company in connection with the DEGM Restructuring caused solely by the DEGM Restructuring or the sale of the Company Interests pursuant to Sections 2.1 and 2.4, (ix) liabilities caused solely by the DENA Restructuring, (x) liabilities under Section 12.5 of the Siemens Contract to the extent caused solely by the sale of the Company Interests, and (xi) fees payable to any broker, finder, financial advisor or agent by or on behalf of Seller with respect to the transactions contemplated by this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Form III” shall have that meaning provided in C.G.S. § 22a-134(12).

“FPA” means the Federal Power Act.

“Funds” means, collectively, LS Power Equity Partners, L.P. and LS Power Equity Partners PIE I, L.P.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“GE LTSA” means each Long Term Service Agreement between General Electric International, Inc. and a Project Company identified on Schedule 4.12.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasigovernmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“Griffith 50% Purchase Price” shall be an amount equal to $100,000,000.

“Griffith Energy” means Griffith Energy LLC, a Delaware limited liability company.

“Griffith Project” means the approximately 600 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Mohave County, Arizona, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Griffith Energy, Southwest Power Partners, or ED Services) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Hazardous Material” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing; provided that Indebtedness shall not include any claim for subrogation by Seller or any of its Affiliates against a Project Company with respect to any credit support provided on behalf of Seller or such Affiliate for the benefit of such Project Company.

“Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Initial Closing” has the meaning given to it in Section 6.15(a).

“Initial Closing Date” has the meaning given to it in Section 6.15(a).

“Initial Company Interest” has the meaning given to it in Section 6.15(a).

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Rate” means 5% per annum.

“Interim Period” has the meaning given to it in Section 6.1.

“Investment Grade” means a Credit Rating of at least “BBB-” from Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) and at least “Baa3” from Moody’s Investors Services, Inc.

“Jointly Owned Project Companies” means, collectively, Southwest Power Partners, Griffith Energy, ED Services, Bridgeport Energy, and NC Development.

“Knowledge” when used in a particular representation in this Agreement with respect to Seller, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1 -K.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, court decisions, and other pronouncements having the effect of law of any Governmental Authority.

“Lease Guaranty” means the Lease Guaranty dated April 1, 1999, by Duke Capital Corporation in favor of the San Diego Unified Port District, the California Maritime Infrastructure Authority and BNY Western Trust Company.

“Letter of Credit” means an irrevocable, standby letter of credit issued by a commercial bank with ratings of at least “A-” by Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) and at least “A3” by Moody’s Investor Services, Inc., which shall (a) include customary terms and conditions (including terms and conditions substantially similar to or more favorable than those in the Support Obligation which is being replaced or backstopped by such Letter of Credit), (b) contain customary rights permitting the beneficiary of such Letter of Credit to draw upon such Letter of Credit upon any event or omission that would have allowed the Support Obligation being replaced by such Letter of Credit to be drawn or called upon, including upon certification of any breach of the underlying contract if applicable, and (c) contain the right for the beneficiary thereof to draw on such Letter of Credit if such Letter of Credit has not been renewed or replaced at least 30 days prior to the expiration thereof (or such lesser period as may be specified in the underlying contract to which such Letter of Credit relates).

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right, lease or other similar property interest or encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any claim, dispute, default or assessment). For all purposes in this Agreement the term “Losses” does not include any Non-reimbursable Damages.

“Major Maintenance Amount” has the meaning given it in Section 2.2(c).

“Material Adverse Effect” means a material adverse effect on the assets, properties, businesses, financial condition or results of operations of the Project Companies, taken as a whole; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any effect resulting from (a) any change in economic conditions generally or in the industry in which a Project Company operates, (b) any change in general regulatory or political conditions, including any acts of war or terrorist activities, (c) any continuation of an adverse trend or condition, (d) any change in any Laws (including Environmental Laws), (e) the implementation or non-implementation of a market based locational capacity mechanism in the New England ISO by FERC, (f) the failure of Seller or any Non-Company Affiliate to effect the assignment of any Contract to Buyer, any Project Company, or any Affiliate of Buyer (g) any increases in the costs of commodities or supplies, including fuel, or decreases in the price of electricity, (h) any change in the financial condition or results of operation of a Project Company caused by the pending sale of such Project Company to Buyer, including changes due to the Credit Rating of Buyer, (i) any actions to be taken pursuant to or in accordance with this Agreement, and (j) the announcement or pendency of the transactions contemplated hereby.

“Material Contracts” has the meaning given to it in Section 4.13(a).

“Minimum Net Worth” means, with respect to any Person, the difference between (a) the total assets of such Person and its subsidiaries and (b) the total liabilities of such Person and its subsidiaries, in each case on a consolidated basis in accordance with GAAP.

“ML Fixed Terms” means the following terms from the Moss Landing RFP: (i) Service Level (“Excusable Event”) definition (except that Force Majeure is no longer considered an “Excusable Event” and is or may be treated differently (the lack of availability during a force majeure event is not excused in calculating availability) under the Moss Landing Toll than under the Moss Landing RFP ), (ii) the Dispatch Rights definition, (iii) the Ancillary Services definition, (iv) the Gas Transportation Charge definition, (v) the Guaranteed Availability Factor to the extent that the percentage should not be made any higher in the Moss Landing Toll than is set forth in the Moss Landing RFP, (vi) Scheduled Maintenance, to the extent that the hours should not be made any lower under the Moss Landing Toll than those set forth in the Moss Landing RFP, (vii) Operational and Environmental Limitations (and Attachment A) (except that no scheduled outages shall be permitted in May (in addition to the other months provided for the in the Moss Landing RFP), (viii) Schedule 2 , (ix) the Power delivery point, and (x) the Gas delivery point (except that the gas delivery point may be at the Moss Landing Project as opposed to the PGE City Gate).

“ML Other Terms” has the meaning given to it in the definition of Moss Landing Toll Purchase Price Adjustment.

“MM Estimate” has the meaning given to it in Section 2.5(a).

“Morro Bay Project” means the approximately 1,002 megawatt (nominal) natural gas-fired conventional steam electric generating plant located on a site in San Luis Obispo County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Duke Morro Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Morro Bay Purchase Price” shall be an amount equal to $50,000,000.

“Moss Landing Project” means the approximately 2,529 megawatt (nominal) natural gas-fired combined cycle/conventional steam electric generating plant located on a site in Monterey County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Duke Moss Landing) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Moss Landing RFF’ has the meaning given to it in the definition of Moss Landing Toll Purchase Price Adjustment.

“Moss Landing Toll” shall mean one or more agreements between a counterparty and an Affiliate of Seller (or at Seller’s request, Buyer or a Project Company designated by Buyer) for the sale of all or a portion of the capacity, energy, and/or ancillary services with respect to Units 6 and 7 at the Moss Landing Project.

“Moss Landing Toll Purchase Price” shall be an amount equal to $60,000,000 in the aggregate for the Moss Landing Toll.

“Moss Landing Toll Purchase Price Adjustment” means, with respect to a Moss Landing Toll, the MLTPPA for such Moss Landing Toll calculated as of the earlier of (a) the date such Moss Landing Toll is approved by the Counterparty for transfer to Buyer or its designee and (b) November 30, 2006, all in accordance with the following formula:

If CP for such Moss Landing Toll is equal to or greater than $5.25,

MLTPPA = [(MW /1509) * (Term / 60) * ((CP-$3.22)/$2.03) * $72,600,000] -$60,000,000

If CP for such Moss Landing Toll is less than $5.25 and greater than $4.85,

MLTPPA = [(MW / 1509) * (Term / 60) * ((CP-$2.95)/$1.90) * $60,000,000] -$60,000,000

If CP for such Moss Landing Toll is equal to or less than $4.85,

MLTPPA = [(MW /1509) * (Term / 60) * ((CP-$3.25)/$1.60) * $60,000,000] -$60,000,000

Where:

1. MW = the total average megawatts of capacity (net of parasitic load) per month for 100% of the output of Unit 6, Unit 7 or both Units 6 and 7, as set forth in such Moss Landing Toll. The MW shall be deemed to be 0 if such Moss Landing Toll has not been (i) entered into within 90 days following the Closing Date and (ii) approved by the Counterparty for transfer to Buyer or its designee by November 30, 2006;

2. CP = the average Capacity Price in dollars per kilowatt month under such Moss Landing Toll; provided, however, that the CP will be increased by $0.08 if only Unit 6 is covered by the Moss Landing Toll and will be decreased by $0.08 if only Unit 7 is covered by the Moss landing Toll; and provided further, however, that in no event shall the CP be greater than $7.00 or less than $3.25; and

3. Term = the remaining number of months (from the effective date of the commencement of CP payments of such Moss Landing Toll (which shall be a date in 2006) through the end of the term of such Moss Landing Toll) covered by such Moss Landing Toll (but in no event greater than 60 months or less than 36 months, which, if there are two Moss Landing Tolls with back-to-back terms, shall be measured from the earliest such effective date through the end of the latest term for the two Moss Landing Tolls collectively); provided, however, that the Term (after taking into account all of the foregoing) shall be reduced by the number of months (stated in fractions of months if necessary), if any, by which the Closing is after the effective date of the commencement of CP payments;

provided, however, that (a) the MLTPPA shall be decreased (but not to less than a negative $60,000,000) by the present value cost throughout the term of the Moss Landing Toll (using the lower of actual cost or 3%, a discount rate of 9% on after-tax costs, and a tax rate of 40%) of required Letters of Credit in excess of $50 million and (b) if (i) the terms of such Moss Landing Toll other than the items described above in items 1 through 3 of this definition (“ML Other Terms”} are materially different than the corresponding terms described in the ML Term Sheet attached as Schedule 1.1 - MLTPPA (“Moss Landing RFP”), (ii) the capacity covered by such Moss Landing Toll is less than 100% of the capacity of each of Unit 6 or Unit 7 (or both) of the Moss Landing Project, as applicable, or (iii) the Term is not a multiple of 12 months (unless the Term commences in April, May or June of one year and ends in October, November or December of a succeeding year); then the Parties shall adjust the MLTPPA reasonably and in good faith by the present value effect on such Moss Landing Toll (using a discount rate of 9% on after-tax cash flows and using a tax rate of 40%) of the difference between the ML Other Terms and the corresponding terms described in the ML RFP.

“NC Development” means NC Development & Design Company, LLC, a Delaware limited liability company.

“Net Working Capital” means (without duplication), with respect to each Project Company, the amount (expressed as a positive or negative number) equal to (a) the total current assets of such Project Company, plus (b)(l) the total book value of capital spares of such Project Company that are not included in the current assets of such Project Company and (2) with respect to any capital spares of such Project Company delivered to or being refurbished for the benefit of such Project Company pursuant to a GE LTSA but that are not reflected on the balance sheet of such Project Company, the actual costs of such capital spares (or in the case of refurbished capital spares, the cost based on the remaining useful life of such spares) pursuant to such GE LTSA, minus (c) the total current liabilities of such Project Company, minus (d) any liabilities due (or which in the future could become due) pursuant to the GE LTSA for capital spares described in clause (b)(2) above of such Project Company; and in each case in clauses (a) through (d) above, (i) excluding (A) any Excluded Items, (B) Taxes, (C) the portion of current liabilities of Duke South Bay consisting of principal and interest under the South Bay Lease Facility, (D) the portion of current liabilities of Bridgeport Energy relating to any obligation (or potential obligation) of Bridgeport Energy to refund to New England ISO and/or any participants in the markets administered by New England ISO amounts with respect to the Bridgeport RMR Agreement, (E) prepaid insurance to the extent such insurance is cancelled with respect to periods from and after the Closing and prepaid Taxes, (F) mark to market accounting impacts, if any, (G) emission allowances and emission reduction credits and (H) any assets (excluding spare parts removed from a Project and refurbished (at Seller’s or its Affiliate’s expense) for the benefit of a Project pursuant to Schedule 2.2(c)) and/or liabilities relating to the items on Schedule 2.2(c). (ii) measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated hereby and (iii) determined in accordance with the methodology used in the preparation of Schedule 1.1-A, and otherwise in accordance with GAAP.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Project Companies.

“Non-reimbursable Damages” has the meaning given to it in Section 10.5(b).

“Non-Transferred Excluded Item” has the meaning given to it in Section 6.6.

“Oakland Project” means the approximately 165 megawatt (nominal) light fuel oil-fired simple cycle generating plant located on a site in Alameda County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by DE Oakland) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Operating Companies” means, collectively, Duke Moss Landing, Duke South Bay, Duke Morro Bay, Casco Bay, DE Oakland, Duke Arlington Valley, Bridgeport Energy and Griffith Energy.

“Outstanding Consent” has the meaning given to it in Section 6.15(a).

“Parent Companies” means, collectively, DENA, DE Power Generating Holdings, LLC, DEGM and DE Power; provided that from and after the DENA Restructuring, DE Power Generating Holdings, LLC shall not be a Parent Company; and provided further that from and after the DEGM Restructuring, DEGM Holding Subsidiary shall be a Parent Company and DEGM shall cease to be a Parent Company.

“Parties” means each of Buyer and Seller.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business consistent with past practices by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or a Project Company, (c) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring a Property or any commitments therefor, or in any title reports, in each case that have been made available to Buyer, (d) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property, (e) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate a Property, (f) all matters of record, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property, (g) the terms and conditions of the Material Contracts or the Contracts listed on Schedule 4.13, (h) any Lien that is released on or prior to Closing and (i) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PG&E Guaranties” means, collectively, the Guaranty (Oakland), the Guaranty (Morro Bay), and the Guaranty (Moss Landing), each dated November 18, 1997, in favor of Pacific Gas and Electric Company by Duke Capital Corporation.

“PPL” means PPL Southwest Generation Holdings, LLC, a Delaware limited liability company and any successor to or assignee of its membership interest in Southwest Power Partners.

“Pre-Closing Taxable Period” has the meaning given to it in Section 6.19(a).

“Project” or “Projects” means one or more of the Bridgeport Project, the Casco Bay Project, the Arlington Valley Project, the Griffith Project, the South Bay Project, the Morro Bay Project, the Moss Landing Project and the Oakland Project.

“Project Company” means each Company and each Subsidiary.

“Property” means the real property on which a Project is located, including easements and rights-of-way appertaining thereto.

“Property Taxes” has the meaning given to it in Section 6.19(b).

“PUHCA of 1935” means the Public Utility Holding Company Act of 1935.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7.

“Purchased Assets” means all of the Assets of the Project Companies excluding the Excluded Items and the Excluded Liabilities.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, partners, members, employees, counsel, accountants, financial advisers and consultants.

“Respondent” has the meaning given to it in Section 10.6(b).

“Responding Party” has the meaning given to it in Section 10.7(a).

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“SDG&E Guaranty” means that certain Guaranty, dated as of December 11, 1998, in favor of San Diego Gas & Electric Company by Duke Capital Corporation.

“SDUPD Guaranties” means, collectively, the Environmental Remediation Agreement Guaranty and the Guaranty of Contract and Permit Rights Assignment and Property Escrow Agreement, each dated April 22, 1999, in favor of the San Diego Unified Port District by Duke Capital Corporation.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.3(c).

“Seller Marks” has the meaning given to it in Section 6.4.

“Seller Plans” has the meaning given to it in Section 6.7(d).

“Seller Indemnified Parties” has the meaning given to it in Section 10.1 (b).

“Seller’s Determination” has the meaning given to it in Section 2.6(a).

“Severance Plan” means the DENA Asset Partners, L.P. 2005-2008 Severance Benefits Plan as in effect on the date of this Agreement.

“Siemens Contract” means that certain CT Operational Support and Scheduled Maintenance Services Contract dated August 1, 2001 between Bridgeport Energy LLC and Siemens Westinghouse Operating Services Co.

“Siemens Guaranty” means that certain Guaranty dated September 17, 1997, by Duke Capital Corporation in favor of Siemens Power Corporation, as amended pursuant to that certain letter agreement dated October 9, 1998, between Duke Capital Corporation and Siemens Power Corporation.

“South Bay Indenture” means the Indenture of Trust dated March 1, 1999, between the California Maritime Infrastructure Authority and BNY Western Trust Company, as Trustee.

“South Bay Lease Facility” means the lease of the South Bay Project pursuant to the Lease Agreement between San Diego Unified Port District, as Lessor, and Duke Energy South Bay, LLC, as Lessee, dated as of April 1, 1999.

“South Bay Project” means the approximately 700 megawatt (nominal) natural gas-fired conventional steam electric generating plant located on a site in San Diego County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Duke South Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the lease, operation and maintenance of said generating plant and associated equipment.

“Southwest Power Partners” means Southwest Power Partners, LLC, a Delaware limited liability company.

“Specified Guaranties” has the meaning given to it in Section 6.5(c)(ii).

“Specified Guaranty Amount” ” has the meaning given to it in Section 6.5(e)(iv)(A).

“Straddle Taxable Period” has the meaning given to it in Section 6.19(a).

“Subsequent Closing” has the meaning given to it in Section 6.15(b).

“Subsequent Closing Date” has the meaning given to it in Section 6.15(b).

“Subsidiaries” means, collectively, Southwest Power Partners, Bridgeport Energy, Griffith Energy, ED Services, NC Development and, from and after the DEGM Restructuring, Duke Bridgeport Energy, DE Mohave and DE Mulberry.

“Support Obligations” has the meaning given to it in Section 6.5(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto and (ii) any liability for amounts described in clause (i) as a result of transferee liability, by Contract or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Terminated Contracts” has the meaning given to it in Section 6.8.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transition Services” has the meaning given to it in Section 6.14(a).

“UBE” means United Bridgeport Energy, Inc., a Connecticut corporation.

“USE Interests” means the membership interests owned by UBE in Bridgeport Energy as of the date hereof.

“Union Employees” has the meaning given to it in Section 6.7(a).

“Welfare Benefits” has the meaning given to it in Section 6.7(f).

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Buyer agrees to purchase from DENA, and Seller agrees to cause DENA to convey to Buyer, 100% of the membership interests in each of (i) Duke Arlington Valley, (ii) Duke Moss Landing, (iii) Duke South Bay, (iv) Duke Morro Bay, and (v) DE Oakland.

(b) Buyer agrees to purchase from DE Power, and Seller agrees to cause DE Power to convey to Buyer, 100% of the membership interests in Casco Bay.

(c) Buyer agrees to purchase from DEGM, and DEGM agrees to convey to Buyer 100% of the membership interests of the DEGM Holding Subsidiary.

(d) Buyer agrees to assume (or cause one of the Project Companies, as set forth in Schedule 1.1-AC, to assume), at Closing from each of the Non-Company Affiliates who are party to an Assigned Contract, and Seller agrees to cause such Non-Company Affiliates to assign to Buyer (or such Project Company), all of the rights and obligations of such Non- Company Affiliates, as applicable, relating to periods from and after Closing under the Assigned Contracts, provided, however that, for Assigned Contracts relating to natural gas transportation on a pipeline regulated by the FERC, Seller’s obligations under this subsection (d) are conditioned upon the Non-Company Affiliate successfully releasing its capacity permanently to Buyer (or such Project Company) and being relieved of all payment obligations under each such Assigned Contract pursuant to the terms of the applicable FERC Gas Tariff. Both Seller and Buyer shall use commercially reasonable efforts to achieve such permanent releases of capacity.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 is equal to the sum of:

(a) $1,631,000,000 (the “Base Purchase Price”),

(b) plus, the Adjusted Net Working Capital as of the Closing,

(c) minus, to the extent that any of the matters listed on Schedule 2.2(c) have not been paid for on or prior to the Closing Date by the applicable Project Company or its Affiliates, an amount (the “Major Maintenance Amount”) equal to the difference between the dollar amount set forth for such matter on Schedule 2.2(c) and the amount that has been paid with respect to such matter on or prior to the Closing Date by such Project Company or its Affiliates, and

(d) plus, the amount of the Moss Landing Toll Purchase Price Adjustment (which may positive, negative or zero).

2.3 Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4 Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) an executed counterpart by each of the Parent Companies of an assignment of Capital Stock (each a “Company Assignment Agreement”) in the form attached hereto as Exhibit A evidencing the assignment and transfer to Buyer of (i) the Company Interests owned by such Parent Company and (ii) all rights of such Parent Company under the Charter Documents of the Companies to which such Parent Company is a party;

(b) an executed counterpart of one or more assignment and assumption agreements each substantially in the form attached as Exhibit B (each an “Assignment and Assumption Agreement”) which shall effect the assignment to Buyer or one of the Project Companies (as applicable, the “Assignee”) of each Assigned Contract by the Non-Company Affiliate that is party thereto (the “Assignor”) subject to the proviso in Section 2.1(d) of this Agreement, and the assumption by the Assignee of all obligations of the Assignor under each Assigned Contract relating to the periods from and after the Closing Date;

(c) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(c) with respect to each Parent Company (or the owner of each Parent Company that is treated as a disregarded entity for federal income tax purposes) and a clearance certificate or other documents(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price; and

(d) the books and records of each Project Company not present at such Project Company on the Closing Date and in the possession of Seller or a Non-Company Affiliate (it being agreed that Seller may retain a copy thereof).

2.5 Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

(a) a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least three Business Days prior to the Closing Date) in an amount equal to the result of (i) the sum of (A) the Base Purchase Price, minus (B) the Bridgeport 33 1/3% Purchase Price if the Bridgeport Dispute has not been resolved as of the Closing such that Duke Bridgeport Energy is not the owner of record title to the UBE Interest, minus (C) the Moss Landing Toll Purchase Price if the Moss Landing Toll has not been entered into on or prior to Closing, and plus (D) the amount of the Moss Landing Toll Purchase Price Adjustment (which may be positive, negative or zero), if the Moss Landing Toll has been entered into on or prior to Closing, plus (ii) Seller’s good faith estimate (the “ANWC Estimate”) of the Adjusted Net Working Capital as of the Closing, minus (iii) Seller’s good faith estimate of the Major Maintenance Amounts (the “MM Estimate”) as of Closing, showing in the case of clauses (ii) and (iii) the calculation thereof in reasonable detail and delivered in writing to Buyer at least three Business Days prior to the Closing Date;

(b) an executed counterpart of each Company Assignment Agreement;

(c) an executed counterpart of each Assignment and Assumption Agreement by each Assignee referenced in Section 2.4(b);

(d) the Form III and Environmental Condition Assessment Form as required by Section 6.17; and

(e) any guaranties, cash and/or letters of credit required to be delivered to Seller at the Closing pursuant to Section 6.5(e)(iv).

2.6 Post-Closing Adjustment. (a) After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees (and those of the Project Companies) as are reasonably requested in connection with the matters addressed in this Section 2.6. Within 45 days after the Closing Date, Seller shall determine the Adjusted Net Working Capital and Major Maintenance Amount as of the Closing and shall provide Buyer with written notice of such determination, along with reasonable supporting information and calculations (the “Seller’s Determination”).

(b) If Buyer objects to Seller’s Determination, then it shall provide Seller written notice thereof within 20 days after receiving Seller’s Determination. If the Parties are unable to agree on the Adjusted Net Working Capital or Major Maintenance Amount, in each case as of the Closing, within 90 days after the Closing Date, the Parties shall refer such dispute to Ernst and Young LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. Such firm shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm. If Buyer does not object to Seller’s Determination within the time period and in the manner set forth in the first sentence of clause (b) or if Buyer accepts Seller’s Determination, the Adjusted Net Working Capital as set forth in Seller’s Determination shall become final and binding upon the Parties for all purposes hereunder.

(c) If the Adjusted Net Working Capital or the Major Maintenance Amount, in each case as of the Closing (as agreed between the Parties or as determined by the above-referenced accounting firm or otherwise) is greater than or less than the ANWC Estimate or the MM Estimate, as applicable, then Buyer shall pay Seller, or Seller shall pay Buyer, respectively, within 10 Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by the payee, the difference between such amounts plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment.

2.7 Allocation of Purchase Price

(a) Seller and Buyer agree that the Base Purchase Price shall be allocated among the Project Companies for Tax purposes in accordance with the allocation set forth on Schedule 2.7 (the “Base Purchase Price Allocation Schedule”).

(b) Within 30 Business Days after the determination of the Adjusted Net Working Capital and Major Maintenance Amount, in each case as of the Closing, and the determination of the Moss Landing Toll Purchase Price Adjustment, Buyer shall provide to Seller Buyer’s proposal for an allocation (consistent with the Base Purchase Price Allocation Schedule) of the Purchase Price among the Purchased Assets, grouped by the seven asset classes referred to in Treasury Regulation section 1.1060-1(c) and described in Treasury Regulation section 1.338-6(b) (the “Purchase Price Allocation Schedule”). Within 30 Business Days after its receipt of Buyer’s proposed Purchase Price Allocation Schedule, Seller shall propose to Buyer any changes thereto or otherwise shall be deemed to have agreed thereto. In the event that Seller proposes changes to Buyer’s proposed Purchase Price Allocation Schedule within the 30 Business Day period described above, Seller and Buyer shall cooperate in good faith to mutually agree upon a Purchase Price Allocation Schedule as soon as practicable.

(c) Seller and Buyer each shall prepare an IRS Form 8594, “Asset Acquisition Statement Under Section 1060”, consistent with the Base Purchase Price Allocation Schedule and any Purchase Price Allocation Schedule mutually agreed upon pursuant to Section 2.7(b), which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities. Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Form 8594. The Base Purchase Price Allocation Schedule and any Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), in accordance with the provisions of section 1060 of the Code and the Treasury Regulations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer that except as disclosed in the Schedules to the extent provided in Section 11.4:

3.1 Organization. Each of Seller and each Parent Company is a limited liability company or a corporation, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, as applicable. Each of Seller and each Parent Company is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller’s or such Parent Company’s ability to perform such actions hereunder.

3.2 Authority.

(a) Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b) Each Parent Company has all requisite limited liability company or corporate power and authority, as applicable, to consummate the transactions contemplated hereby to be consummated by it. The performance by each Parent Company of the actions contemplated to be performed by it hereunder has been duly and validly authorized by all necessary limited liability company or corporate action.

3.3 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the taking of any action contemplated to be taken by any Parent Company hereunder will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller or such Parent Company;

(b) assuming all of the Company Consents have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller, any Non-Company Affiliate or any Parent Company is a party (including, without limitation, the Affiliate Contracts), except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or on any Parent Company’s ability to take the actions contemplated to be taken by such Parent Company hereunder; and

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) (collectively, the “Seller Approvals”), the Company Consents and other notifications provided in the ordinary course of business consistent with past practice have been made, obtained or given, (i) conflict with, violate or breach any material term or provision of any Law applicable to Seller, the Parent Companies or any of its or their material Assets or (ii) require any material consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law.

3.4 Capitalization. Schedule 3.4 (as the same may be modified pursuant to Section 6.26) accurately sets forth the ownership structure of Seller, the Parent Companies and the Project Companies. Each of Seller, the Parent Companies and the Project Companies owns, holds of record and is the beneficial owner of the ownership interests shown as being owned by it on Schedule 3.4 (as the same may be modified pursuant to Section 6.26) free and clear of all Liens, restrictions on transfer or other encumbrances other than those (a) arising pursuant to this Agreement, the limited liability company agreements of the Project Companies or applicable securities Laws or (b) for Taxes not yet due or delinquent and, without limiting the generality of the foregoing, none of the Company Interests are subject to any voting trust, shareholder agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Project Company, other than the limited liability company agreements of the Companies. Except as set forth on Schedule 3.4 (as the same may be modified pursuant to Section 6.26), there are no outstanding Equity Security of any Project Company.

3.5 Legal Proceedings. None of Seller or any Project Company or Parent Company has been served with notice of any Claim, no Claim is pending and to Seller’s Knowledge none is threatened against Seller or any Project Company or Parent Company, which seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

3.6 Brokers. None of Seller or any Project Company or Parent Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE PROJECT COMPANIES

Seller hereby represents and warrants to Buyer that except as disclosed in the Schedules to the extent provided in Section 11.4:

4.1 Organization. Each Project Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets. Each Project Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

4.2 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, the performance by Seller of its obligations hereunder do not and the consummation of the transactions contemplated hereby and the taking of any action contemplated to be taken by any Parent Company or Project Company hereunder or pursuant to the Company Assignment Agreements or the Assignment and Assumption Agreements, as applicable, will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any Project Company;

(b) assuming all of the consents set forth on Schedule 4.2 (the “Company Consents”) have been obtained, be in material violation of or result in a material breach of or default (or give rise to any material right of termination, cancellation or acceleration) (with or without the giving of notice, lapse of time, or both) under any Material Contract or any Affiliate Contract;

(c) assuming the Seller Approvals, the Company Consents and other notifications provided in the ordinary course of business consistent with past practice have been made, obtained or given, (i) conflict with or result in a violation or breach of any material term or provision of any Law applicable to any Project Company or any of its material Purchased Assets or (ii) require the consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Entity, under any applicable Law; or

(d) result in the imposition or creation of any Lien on any material Purchased Assets, other than Permitted Liens, or on any Company Interests.

4.3 Capitalization. No Project Company is a party to any written or oral agreement, and no Project Company has granted to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Project Company other than those arising pursuant to the Material Contracts (including the limited liability company agreements of the Project Companies).

4.4 Business. The Business of each Project Company is the only business operation carried on by each such Project Company. Except as disclosed in Schedule 4.4. the Purchased Assets owned, leased, licensed or contracted by each Project Company constitute all of the tangible Assets that are sufficient to operate its Business as currently operated, except for (a) the Excluded Items and (b) matters that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.5 Bank Accounts. Schedule 4.5 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.6 Subsidiaries. None of the Project Companies has subsidiaries or owns Equity Securities in any Person except as disclosed on Schedule 3.4 (as the same may be modified pursuant to Section 6.26).

4.7 Legal Proceedings. Except as set forth on Schedule 4.7. no Project Company has been served with notice of any Claim and no Claim is pending, and to Seller’s Knowledge, none has been threatened against or relating to any Project Company that (a) affects such Project Company or the Purchased Assets and would, in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or any Parent Company from consummating the transactions contemplated by the Company Assignment Agreements or the Assignment and Assumption Agreements.

4.8 Compliance with Laws and Orders. Each Project Company is in compliance with all Laws and orders applicable to it and its operations, properties or Assets except where any such non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that this Section 4.8 does not address Environmental Laws, which are exclusively addressed by Sections 4.15 and 4.16.

4.9 Liabilities. Except for (a) current liabilities, (b) liabilities disclosed in Schedule 4.9. (c) the South Bay Lease Facility, and (d) liabilities in an aggregate amount up to 10% of the Base Purchase Price with respect to which Seller, in its sole discretion, has indemnified Buyer, in form and substance reasonably satisfactory to Buyer, no Project Company has any liability in excess of $500,000 individually (or $5,000,000 in the aggregate as to all Project Companies) that would be required to be reflected on an unaudited balance sheet of such Project Company prepared in accordance with GAAP.

4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10. from October 31, 2005 to the date of this Agreement, each Project Company has operated in the ordinary course of business, consistent with past practices. From October 31, 2005 to the date of this Agreement, there has not been any (a) Material Adverse Effect or (b) event or condition that would reasonably be expected to result in a Material Adverse Effect or prevent or delay Seller from consummating the transactions contemplated by this Agreement or any Parent Company from consummating the transactions contemplated by the Company Assignment Agreements.

4.11 Taxes. Except as set forth on Schedule 4.11, (a) all Tax returns that are required to be filed on or before the Closing Date by each Project Company have been or will be duly and timely filed, (b) all material Taxes of each Project Company that are due and payable have been or will be timely paid in full, (c) all material withholding Tax requirements imposed on the Project Companies have been satisfied in full in all respects, except for amounts that are being contested in good faith, (d) no Project Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the Project Companies, (f) each Project Company other than Bridgeport Energy, NC Development and Southwest Power Partners is classified as an entity disregarded as separate from its owner for federal income tax purposes and has been since inception, (g) each of Bridgeport Energy, NC Development and Southwest Power Partners is classified as a partnership for federal income tax purposes and has been since inception, (h) all deficiencies asserted or assessments made as a result of any examination of Tax returns of the Project Companies have been or will be paid in full or are being timely and properly contested in good faith, (i) there are no liens for Taxes (other than Permitted Liens) on any of the Purchased Assets, and (j) none of the Purchased Assets directly or indirectly secures any indebtedness the interest on which is tax exempt under Section 103(a) of the Code, is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

4.12 Regulatory Status. (a) Each Operating Company meets the requirements for, and has been determined by FERC to be, an “Exempt Wholesale Generator” within the meaning of the PUHCA of 1935, as amended; (b) no Project Company other than each Operating Company and DE Mohave is subject to regulation under the FPA as a “public utility”; (c) each Operating Company and DE Mohave has been authorized by FERC to make sales of energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; (d) each Operating Company and DE Mohave has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA; (e) as of the date of this Agreement, no Project Company is a “holding company” or a “public utility company” within the meaning of PUHCA of 1935.

4.13 Contracts. (a) Excluding Contracts for which neither a Project Company nor any of the Purchased Assets will be bound or have liability after Closing and excluding the

Terminated Contracts and the Excluded Items, Schedule 4.13 (which schedule shall be deemed (i) upon delivery of a copy of the Charter Documents of DEGM Holding Subsidiary to Buyer, to be supplemented to include the Charter Documents of DEGM Holding Subsidiary from and after the date of the DEGM Restructuring and (ii) modified to the extent set forth in Section 6.26) sets forth a list as of the date of this Agreement of the following Contracts to which a Project Company is a party or by which the Purchased Assets may be bound (the Contracts listed on Schedule 4.13 that meet the descriptions in this Section 4.13 being collectively, the “Material Contracts”):

(i) Contracts for the future purchase, exchange or sale of gas;

(ii) Contracts for the future purchase, exchange or sale of electric power in any form, including energy, capacity or any ancillary services;

(iii) Contracts for the future transportation of gas;

(iv) Contracts for the future transmission of electric power;

(v) interconnection Contracts;

(vi) other than Contracts of the nature addressed by Section 4.13(a)(i) - (iii), Contracts (A) for the sale of any Asset or provision of any services or (B) that grant a right or option to purchase any Asset or receive any services, other than in each case Contracts entered into in the ordinary course of business consistent with past practices relating to Assets or services with a value of less than $300,000 individually or $3,000,000 in the aggregate;

(vii) other than Contracts of the nature addressed by Section 4.13(a)(i) - (iii), Contracts for the future receipt of any Assets or services requiring payments in excess of $300,000 for each individual Contract;

(viii) Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding Indebtedness;

(ix) outstanding agreements of guaranty, surety or indemnification or similar obligation, direct or indirect, by a Project Company;

(x) Contracts with Seller or any Non-Company Affiliate relating to the future provision of goods or services;

(xi) Contracts for consulting services providing annual compensation in excess of $100,000 and which are not cancelable by a Project Company on notice of 90 days or less;

(xii) any collective bargaining Contracts;

(xiii) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, gas or securities;

(xiv) Contracts that purport to limit a Project Company’s freedom to compete in any line of business or in any geographic area;

(xv) partnership, joint venture, or limited liability company agreements; and

(xvi) Contracts relating to any Equity Securities or other securities of any Project Company or rights in connection therewith.

(b) Seller has provided Buyer with, or access to, copies of all Material Contracts and all Affiliate Contracts, as amended.

(c) Each of the Material Contracts and the Affiliate Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Project Company party thereto (or, as to the Affiliate Contracts, the Non-Company Affiliate that is a party thereto) and, to Seller’s Knowledge, of the other parties thereto except in each case where the failure to be in full force and effect or constitute a binding obligation would not reasonably be expected to result in a Material Adverse Effect.

(d) (i) No Project Company is in breach or default in any material respect under any Material Contract, (ii) none of the Non-Company Affiliates that is a party to an Affiliate Contract is in breach or default in any material respect under such Affiliate Contract, and (iii) to Seller’s Knowledge, no other party to any of the Material Contracts or Affiliate Contracts is in breach or default in any material respect thereunder.

4.14 Real Property. Each Project Company owns or leases (and with respect to each such (i) owned Property that is material to the Project Companies, has good, valid and marketable fee simple title to, or (ii) lease that is material to the Project Companies, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of) all Property described in Schedule 4.14 as being owned or leased by such Project Company, in each case, free and clear of all Liens (except for Permitted Liens), except pursuant to this Agreement and the Contracts listed, and as otherwise noted, on Schedule 4.14.

4.15 Permits. (a) Schedule 4.15 sets forth all material Permits held by any of the Project Companies that are required for the ownership and operation of the Projects by the Project Companies in the manner in which they are currently owned and operated, except any such Permits relating exclusively to the construction (and not operation) of a Project and any such Permits, the absence of which would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. All such Permits are in full force and effect.

(b) Each Project Company is in compliance with all Permits set forth on Schedule 4.15 as being held by such Project Company, except where any such non-compliance would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and no Project Company has received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits and, to Seller’s Knowledge, there is no such material violation.

4.16 Environmental Matters. (a) Seller has made available to Buyer copies of all material environmental site assessment reports in the possession of Seller or a Project Company that are not subject to a claim of legal privilege by Seller or a Project Company and that relate to environmental matters in connection with operation of a Project or Property.

(b) Except as set forth on Schedule 4.16(b):

(i) the Project Companies have operated the Projects in material compliance with all applicable Environmental Laws;

(ii) no Project Company has been served with notice of any material Environmental Claims, actions, proceedings or investigations that are currently outstanding, and no Environmental Claims are pending or, to Seller’s Knowledge, threatened, against any Project Company by any Governmental Authority under any Environmental Laws, except, with respect to any such notices received or Claims, actions, proceedings or investigations arising after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect;

(iii) there is no site to which Seller has transported or arranged for the transport of Hazardous Materials associated with any Project Company which, to Seller’s Knowledge, is the subject of any environmental action or that would result in a material Environmental Claim, except, with respect to any such actions or Claims arising after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in Material Adverse Effect; and

(iv) since the initial ownership date of each Project by Seller or its Affiliates, there has been no Release of any Hazardous Material at or from a Project in connection with a Project Company’s operations at such Project that would result in a material Environmental Claim.

(c) Schedule 4.16(c) sets forth as of the date of this Agreement all emission reduction credits (“ERCs”) and emissions allowances, including without limitation VOC, NOx, PM10, SOx and CO ERCs and SO2 allowances, held or owned by each of the Project Companies.

4.17 Insurance. Schedule 4.17 sets forth a list of all insurance policies and fidelity bonds covering the Project Companies, the tangible Assets, the Business of each Project Company and the Available Employees, other than any such insurance policies and fidelity bonds related to Benefit Plans. Schedule 4.17 sets forth a list of all pending claims of $100,000 or more under any such policies, and, with respect to such pending claims, coverage has not been denied by the underwriters of such policies and bonds. All premiums due and payable under such policies and bonds have been paid, and each Project Company is otherwise in material compliance with the terms and conditions of all such policies and bonds. To the Knowledge of Seller, there is no threatened termination of such policies and bonds.

4.18 Intellectual Property.

(a) The Project Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property (other than the Excluded Items) currently used in their respective Businesses.

(b) To Seller’s Knowledge, no Project Company has received from any third party a claim in writing that any Project Company is infringing in any material respect the Intellectual Property of such third party.

4.19 Brokers. The Project Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.20 Employees and Labor Matters. The Project Companies do not have and have never had any employees. With respect to Available Employees and except as described on Schedule 4.20:

(a) no Available Employees are represented by a union or other collective bargaining entity;

(b) there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute by or involving Available Employees in the past two years, except, with respect to any such events or occurrences arising after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in Material Adverse Effect;

(c) Neither Seller nor any of its Affiliates has received notice of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and Seller and its Affiliates are in material compliance with all applicable Laws respecting employment practices, labor relations, terms and conditions of employment and similar Laws, except, with respect to any such notice received or non-compliance occurring after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in Material Adverse Effect; and

(d) Neither Seller nor any of its Affiliates have received notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to the Knowledge of Seller, no such investigation is threatened, except, with respect to any such notices received or investigation threatened after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in Material Adverse Effect.

4.21 Employee Benefits. The Project Companies do not sponsor, maintain or contribute to any Benefit Plan. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any Project Company, Seller or any ERISA Affiliate, (a) no withdrawal liability, within the meaning of

Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made and (e) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in any Project Company incurring any material liability, fine or penalty. Seller has provided Buyer with, or access to, a copy of the Severance Plan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5. 1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform such actions hereunder.

5.2 Authority. Buyer has all requisite company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3 No Conflicts. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, obtained or given, (i) conflict with, violate or breach any material term or provision of any Law applicable to Buyer or any of its material Assets or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law.

5.4 Legal Proceedings. Buyer has not been served with notice of any Claim, and to Buyer’s knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5 Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

5.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of the Parent Companies could become liable or obligated.

5.7 Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representation and warranties of Seller in this Agreement), its own analysis of the Company Interests, the Project Companies, the Assigned Contracts and the Purchased Assets for the purpose of acquiring the Company Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.8 Financial Resources. Buyer will have cash on hand or cash available pursuant to the debt commitment letter and the equity commitment letter set forth on Schedule 5.8, and will have cash available at the Closing, to enable it to purchase the Company Interests on the terms hereof; provided that Buyer may amend, modify, supplement or replace such debt commitment letter to the extent that such actions could not reasonably be expected to in any way materially delay or adversely affect the Closing or the transactions contemplated by this Agreement (including by (a) adding any conditions to, or modifying any term that results in the conditions being more onerous than, the conditions to closing and/or funding set forth in such debt commitment letter or (b) decreasing the amount of net proceeds available to be paid to Seller from the proceeds of loans relating to such debt commitment letter (after giving effect to other incremental funds available to the Buyer on similar or more favorable terms), or (c) other actions that could reasonably be expected to adversely affect or materially delay the Closing).

5.9 No Conflicting Contracts. Except as set forth in Schedule 5.9. neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract prior to the Closing Date.

5.10 Opportunity for Independent Investigation.

Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Companies, the Assigned Contracts, the Purchased Assets and the Projects. In making its decision to execute this Agreement and to purchase the Company Interests and assume the Assigned Contracts, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement.

5.11 Bridgeport and Griffith Purchase Price.

The Bridgeport 33 1/3% Purchase Price and the Griffith 50% Purchase Price reflect the Buyer’s good faith, reasonable allocation of the Base Purchase Price with respect to Company Interests relating thereto and the assets and liabilities associated therewith.

ARTICLE VI

COVENANTS

The Parties hereby covenant and agree as follows:

6.1 Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a) The Parties will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain the Seller Approvals, Company Consents and Buyer Approvals in form and substance reasonably satisfactory to Seller and Buyer, and to make all required filings with, and to give all required notices to, Governmental Authorities (provided that HSR Act filings and attachments need not be exchanged or preapproved by the other party and provided that any exchange of information between Seller and Buyer in connection with any filings shall be done in a manner that complies with applicable antitrust laws) and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c) In furtherance of the foregoing covenants:

(i) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by FERC or under the HSR Act or any other federal, state or local Laws. Each Party shall submit such filings as soon as practicable, but in no event later than 14 days (subject to extension by mutual agreement) after the execution hereof for filings with the FERC, and 14 days after the execution hereof for filings under the HSR Act. The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii) Buyer shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.

(iii) Buyer shall cooperate in good faith with the Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular Assets, categories of Assets or lines of business, of either assets or lines of business of any of the Project Companies or of any other assets or lines of business of Buyer or its Affiliates in order to remedy any material competition concerns that any Governmental Authority may have. The entry by any Governmental Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but requiring any of the Assets or lines of business of Buyer or its Affiliates to be held separate or sold or disposed of thereafter (including the business and Assets of the Project Companies) shall not be deemed a failure to satisfy the conditions specified in Sections 7.2, 7.4, 7.5, 8.2, 8.4 or 8.5.

6.2 Access of Buyer and Seller. (a) During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Projects and the officers and employees of Seller and its Affiliates who have significant responsibility for one or more Project Companies, but only to the extent that such access does not unreasonably interfere with the Business of Seller or the Project Companies and that such access is reasonably related to the requesting Party’s obligations and rights hereunder, and subject to compliance with applicable Laws; provided, however, that Seller shall have the right to (i) have a Representative present for any communication with employees or officers of Seller or its Affiliates and (ii) impose reasonable restrictions and requirements for safety purposes. Buyer shall be entitled, at its sole cost and expense, to have the Property surveyed and to conduct non-invasive physical inspections (including a Phase I environmental site assessment conforming generally with ASTM Standard E1527-00) of the Property; provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Property. Any such right of access and right to survey and conduct physical inspections described in this Section 6.2 shall be subject to the rights, if any, of any other owner of a Project Company or a Project to approve such access. Buyer shall provide Seller with not less than five Business Days prior written notice of the date and time on which any such entry upon the Property shall occur. Promptly upon completion of any such entry, Buyer shall repair any damage caused by such entry.

(b) Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives for any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or their Representatives arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Property.

(c) From and after Closing, Buyer agrees, upon reasonable prior notice from Seller, to provide to Seller and its Representatives access to or copies of books and records of the Project Companies and Continued Employees to the extent relating to events that occurred prior to Closing and to the extent needed for a legitimate business purpose.

6.3 Certain Restrictions. Except as required or expressly permitted hereby, or as otherwise set forth in Schedule 6.3, during the Interim Period, Seller will (i) cause the Project Companies to operate in the ordinary course of business consistent with past practices, and (ii) use commercially reasonable efforts to preserve, maintain and protect in all material respects consistent with past practices the Assets, rights, Properties and goodwill of each Project Company (including by (A) taking the actions set forth on Schedule 2.2(c) to the extent such actions were scheduled by such Project Company to be taken on or prior to the Closing Date (subject to any delays or events beyond the control of such Project Company), (B) pursuing the demolition of former units 1 through 5 and the tank farm at the Moss Landing Project, including any remediation work in connection therewith to the extent such actions were scheduled by such Project Company to be taken on or prior to the Closing Date (subject to any delays or events beyond the control of such Project Company) and (C) maintaining in all material respects the Project Companies’ relationships with customers, suppliers and Governmental Authorities). Without limiting the foregoing, except as otherwise required or expressly permitted hereby or required by the terms of any Permit identified on Schedule 4.15 or any Material Contract, as set forth in Schedule 6.3 or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.3 shall not apply to Excluded Items, Terminated Contracts or services terminated pursuant to Section 6.8), during the Interim Period, Seller shall not, and shall cause the Project Companies and, where applicable, any Parent Company and any Non-Company Affiliate, not to:

(b) create, permit or allow to exist any Lien (other than a Permitted Lien or any Lien the release of which Seller is pursuing by commercially reasonable efforts) against any of the Purchased Assets;

(c) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract or any Affiliate Contract;

(d) sell, transfer, remove, assign, convey, distribute or otherwise dispose of, or use, other than in the ordinary course of business consistent with past practices, any material Purchased Assets, including (i) any emissions allowances, emission reduction credits, capital spares or inventory and (ii) any transfer of capital spares other than transfers of such capital spares to another Project Company to the extent the failure to maintain such capital spares would reasonably be expected to materially and adversely affect a Project;

(e) other than accounts payable incurred in the ordinary course of business consistent with past practices, or otherwise incurred pursuant to the Material Contracts, Terminated Contracts, or Excluded Items incur, create, assume or otherwise become liable for any Indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person;

(f) except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or a Project Company;

(g) fail to maintain its limited liability company existence, merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(h) issue, reserve for issuance, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any limited liability company interests or Equity Securities of any Project Company;

(i) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(j) purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

(k) enter into, terminate or amend any Material Contract or Affiliate Contract (other than any Material Contract or Affiliate Contract entered into in the ordinary course of business consistent with past practices which will be fully performed prior to Closing);

(l) cancel any debts or waive any claims or rights having a value in excess of $1,000,000;

(m) make any new, or change any existing, material election with respect to Taxes;

(n) amend or modify its Charter Documents;

(o) purchase any individual item of equipment involving total consideration in excess of $5,000,000;

(p) settle any dispute or Claim or compromise or settle any material liability which results in a material non-current liability becoming due from a Project Company after Closing or restrictions or limitations that materially and adversely affect a Project Company’s ability to conduct business after Closing;

(q) except in the ordinary course of business consistent with past practices or as otherwise required by the terms of any collective bargaining agreement, increase salaries or aggregate benefits payable to Available Employees;

(r) fail to discharge any material liability or make any material payment as it comes due except in connection with a good faith dispute; or

(s) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Seller may permit the Project Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business consistent with past practices.

6.4 Use of Certain Names. Within forty-five (45) days following Closing, Buyer shall cause the Project Companies to cease using the words “DENA,” “DEGM”, “Duke”, “DE”, “Duke Energy”, “Duke Energy Americas”, “Duke Energy North America”, or “Duke Energy Global Markets” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the Property and Purchased Assets and disposing of any unused stationery and literature of the Project Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Project Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Project Companies have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(a) Within three Business Days after the Closing Date, Buyer shall cause each Project Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(b) Within 30 days after the Closing Date, Buyer shall provide evidence to Seller, in a format that is reasonably acceptable to Seller, that Buyer has made all governmental filings required pursuant to clause (a) above and has provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Project Companies and the Purchased Assets to Buyer and the new addresses for notice purposes.

6.5 Support Obligations. (a) Buyer recognizes that certain of the Non-Company Affiliates have provided credit support to certain of the Project Companies with respect to the Projects pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 6.5(a) (the “Support Obligations”).

(b) Prior to Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing Date, of the Non-Company Affiliates from all Support Obligations (provided, that with respect to any Support Obligations posted or maintained in connection with an Affiliate Contract, the terms of this Section 6.5 shall apply only to such Support Obligations posted or maintained in connection with those Affiliate Contracts that become Assigned Contracts), including by:

(i) subject to Section 6.5(c) with respect to the Lease Guaranty and the Specified Guaranties, providing a Buyer guaranty to replace each existing guaranty that is a Support Obligation containing terms equal to or more favorable to the beneficiary thereof than the terms of such existing guaranty (other than with respect to the credit rating of the guarantor); provided, that if the beneficiary of any existing guaranty does not accept such a replacement guaranty by the date that is 45 days after the date hereof (A) and the terms of such existing guaranty or of any Contract or Law requiring such existing guaranty to be maintained permit the replacement of such existing guaranty with another form of credit support, Buyer will offer the beneficiary of such existing guaranty such other form of credit support in order to obtain the release of such existing guaranty or (B) if the terms of such existing guaranty or of any such Contract or Law requiring such existing guaranty to be maintained do not so permit the replacement of such existing guaranty, Buyer will offer to replace such existing guaranty with a Letter of Credit or cash in the amount of such existing guaranty in substitution therefor;

(ii) furnishing a Letter of Credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit;

(iii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond; and

(v) replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c) Effective on or prior to Closing:

(i) With respect to the Lease Guaranty, Buyer shall cause the full defeasance of the Outstanding Bonds (as defined in the South Bay Indenture) in accordance with Article X of the South Bay Indenture or, if such Outstanding Bonds cannot be defeased on the Closing Date, shall have deposited into an escrow account satisfactory to Seller an amount of cash necessary to effect the defeasance described above in this clause (i);

(ii) With respect to the PG&E Guaranties, the SDUPD Guaranties, and the SDG&E Guaranty (collectively, the “Specified Guaranties”) and the Lease Guaranty (other than the obligations thereunder that are satisfied by the defeasance of the Outstanding Bonds (as defined in the South Bay Indenture) in accordance with Section 6.5(c)(i)), Buyer shall use commercially reasonable efforts to effect the full and unconditional release of Duke Capital LLC from all obligations thereunder in accordance with the requirements of Section 6.5(b)(i) and by offering to the applicable beneficiaries of such guaranties both (A) an unlimited guaranty from Buyer to cover any obligations thereunder and (B)(1) with respect to the Lease Guaranty, a Letter of Credit in an amount equal to $34 million,, (2) with respect to the PG&E Guaranties, one or more Letters of Credit in an amount equal to $15 million in the aggregate for all such PG&E Guaranties; (3) with respect to the SDUPD Guaranties, one or more Letters of Credit in an amount equal to $5 million in the aggregate for all of the SDUPD Guaranties, and (4) with respect to the SDG&E Guaranty, a Letter of Credit in an amount equal to $1 million.

(d) Buyer shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.5(b)(iii) and (ii) terminate and redeliver to Seller or one of its Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(e) If Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Non-Company Affiliates from any Support Obligations prior to Closing (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.5(e)(i), a “Continuing Support Obligation”), then:

(i) from and after the Closing, Buyer shall continue to use commercially reasonable efforts to obtain promptly the full and unconditional release of the Non-Company Affiliates from each Continuing Support Obligation;

(ii) Buyer shall indemnify Seller and the Non-Company Affiliates for any liabilities, losses, costs or expenses incurred by it or the Non-Company Affiliates in connection with each Continuing Support Obligation;

(iii) Buyer shall not, and shall cause the Project Companies not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action, in each case that increases, extends or accelerates the liability of the Non-Company Affiliates under any Continuing Support Obligation, without Seller’s prior written consent;

(iv) Buyer shall deliver to Seller (for the benefit of Duke Capital LLC) at the Closing and maintain at all times until the full and unconditional release of each Continuing Support Obligation in accordance with Section 6.5(e)(i) either:

(A) a Letter of Credit in an amount equal to maximum amount as set forth under “Subject Amount” on Schedule 6.5(a) for all Continuing Support Obligations in the aggregate (and the full amount of such Letter of Credit shall be available for drawing with respect to any one or more of the Continuing Support Obligations), which shall include, as applicable, (1) until such time as the San Diego Unified Port District (or another Person mutually agreed by the Parties) provides an acknowledgement to Seller and Buyer that the demolition and remediation under the South Bay Lease Facility have been completed in accordance with the terms of the South Bay Lease Facility, an amount equal to $34 million with respect to the obligations under the Lease Guaranty, (other than the obligations thereunder that are satisfied by the defeasance of the Outstanding Bonds (as defined in the South Bay Indenture) in accordance with Section 6.5(c)(i)),(2) $21.0 million in the aggregate for the PG&E Guaranties, the SDUPD Guaranties and the SDG&E Guaranty collectively (the “Specified Guaranty Amount”), which Specified Guaranty Amount shall decrease upon the full and unconditional release of (x) the PG&E Guaranties by $15 million, (y) the SDUPD Guaranties by $5 million, and (z) the SDG&E Guaranty by $1 million; provided that if Buyer elects to fulfill its obligations under this Section 6.5(e)(iv) through the provision of a Letter of Credit under this clause (A) then, on the last Business Day of each three month period after the later of the Closing Date or the effective date of such guaranty through the ten year anniversary of the Closing Date, Buyer shall pay Seller or Seller’s designee a fee of 1.0% (on a per annum basis) on the amount under the heading “Subject Amount” on Schedule 6.5(a) with respect to each Specified Guaranty, which fee shall increase by an additional 0.5% (on a per annum basis) on each six month anniversary of the Closing Date (or such effective date, as applicable) with respect to any such Specified Guaranty that remains outstanding, up to a maximum fee of 3.0% (on a per annum basis); or

(B) an unlimited guaranty of the Buyer’s obligations hereunder with respect to the Continuing Support Obligations from a Person with a Credit Rating of Investment Grade, which guarantee shall be in form and substance satisfactory to Seller in its sole discretion, provided that if Buyer elects to fulfill its obligations under this Section 6.5(e)(iv) through the provision of a guaranty pursuant to this clause (B), then on the last Business Day of each three month period after the later of the Closing Date or the effective date of such guaranty, Buyer shall pay Seller or Seller’s designee a fee of 1.0% (on a per annum basis) on the amount under the heading “Subject Amount” on Schedule 6.5(a) with respect to each Continuing Support Obligation, which fee shall increase by an additional 0.5% (on a per annum basis) on each six month anniversary of the Closing Date (or such effective date, as applicable) with respect to any such Continuing Support Obligation that remains outstanding, up to a maximum fee of 3.0% (on a per annum basis);

(f) Notwithstanding anything in this Agreement to the contrary, Seller and the Non-Company Affiliates may not terminate any Continuing Support Obligations at any time after the Closing Date until such Continuing Support Obligations terminate or expire by their terms or by consent of the applicable beneficiary or are replaced pursuant to this Section 6.5.

(g) During the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.5; provided, however, that Buyer shall give Seller prior notice before making any such contact.

(h) From and after the Closing, Buyer shall indemnify Duke Capital LLC for any liabilities, losses, costs or expenses incurred by it under (i) any guaranty issued by it pursuant to (A) the requirements of Section 2.4(m) of the Cooperation Agreement in respect of the Port Leases and Permits (as defined in the Cooperation Agreement) or (B) the requirements of Section 13.14 of the Cooperation Agreement, in either case where such liabilities, losses, costs or expenses are incurred due to a breach of the Cooperation Agreement by Duke South Bay or a breach of such Port Leases and Permits and (ii) the Siemens Guaranty, except to the extent any such liabilities, losses, costs or expenses with respect to the Siemens Guaranty constitute an Excluded Liability described as the second item under the heading “Bridgeport” on Schedule 6.6.

6.6 Excluded Items. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that the Purchased Assets shall exclude those items listed on Schedule 6.6 (collectively, the “Excluded Items”), Seller shall retain all benefits and liabilities with respect to the Excluded Items, and Seller shall, prior to the Closing Date, use commercially reasonable efforts to cause the Project Companies to distribute, transfer or assign each Excluded Item to Seller or a Non-Company Affiliate. Buyer acknowledges that the inability of Seller to have any Excluded Item distributed, transferred or assigned from any Project Company for any reason shall not delay Closing and any Excluded Item that Seller is unable to so distribute, transfer or assign by the Closing shall be referred to as a “Non-Transferred Excluded Item.” After the Closing Date with respect to each Non-Transferred Excluded Item, Buyer shall permit Seller to exclusively direct and manage each Project Company’s participation in all negotiations, arbitrations, litigation, claims, and/or bankruptcy or other proceedings involving such Non-Transferred Excluded Item, whether existing on the Closing Date or arising thereafter. Buyer shall also permit Seller to settle or compromise on behalf of any Project Company any Non-Transferred Excluded Item in Seller’s sole discretion, and shall promptly pay Seller any proceeds or recoveries received in connection with any Non-Transferred Excluded Item. Buyer shall, at Seller’s expense: (a) cause any Person under its control with knowledge of relevant facts pertaining to any Non-Transferred Excluded Item to provide assistance to Seller as reasonably requested by Seller; and (b) provide any relevant books, records, or other information of any Project Company to Seller and access to each Project site, as reasonably requested by Seller, in connection with any Non-Transferred Excluded Item.

6.7 Employee and Benefit Matters. (a) Schedule 6.7(a) sets forth a list of certain employees of Seller or its Affiliates (the “Available Employees”) who have provided services relating to the Projects and that Seller and such Affiliates will make available to Buyer to discuss potential employment with Buyer (which discussions the Parties agree shall not violate Section 6.7(c)). The list of Available Employees set forth on Schedule 6.7(a) identifies which Available Employees are covered by a collective bargaining agreement or other agreement with any labor representative of the Available Employees (the “Union Employees”). Within five Business Days following the execution of this Agreement, Seller has provided to Buyer (i) certain aggregated employee information (with ranges and averages) relating to employee compensation and benefits of the Available Employees and (ii) specific information relating to each Available Employee (including salary) and as of a specified date regarding such employee’s name (to the extent permitted by any applicable Contract and Laws), job title and work location. As soon as administratively practicable after Buyer provides Seller with a list of the Available Employees who have accepted an employment offer from Buyer in accordance with Section 6.7(b), Seller shall provide to Buyer, with respect to each Available Employee on such list and subject to the consent of any such employee that Seller determines is required by Law, information as of a specified date regarding such employee’s current base salary or wages, hire date, vacation and sick leave accrual rates and severance benefits.

(b) Within forty-five (45) days after the execution of this Agreement, Buyer shall make offers of employment to each of the Available Employees that Buyer desires to employ after Closing and such offer shall include terms and provisions determined by Buyer that are consistent with the provisions of this Section 6.7; provided, however, that (i) the base salary/wage rate that Buyer extends to an Available Employee for the initial 12 consecutive month period of employment with Buyer or an Affiliate of Buyer shall not be less than the Available Employee’s base salary/wage rate that was in effect for the Available Employee immediately prior to the Closing Date for employment with Seller or an Affiliate of Seller and (ii) each offer that Buyer extends to a Union Employee shall permit such Union Employee to maintain his or her work location (as of the Closing Date) for the 12 month period after the Closing Date. Within forty-five (45) days after the execution of this Agreement, Buyer shall provide Seller with a list of the Available Employees to whom it has made offers of employment. Within sixty (60) days after the execution of this Agreement, Buyer shall notify Seller as to each Available Employee who has accepted employment with Buyer or any of its Affiliates (each, a “Continued Employee”), which acceptance may be conditioned upon the occurrence of the Closing and other typical hiring policies, and each Available Employee who has rejected Buyer’s offer of employment. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and liabilities directly relating to or arising out of Buyer’s employee selection and employment offer process described in this Section 6.7(b) (including any claim of discrimination or other illegality in such selection and offer process). The employment with Buyer or an Affiliate of Buyer of each Available Employee who accepts such employment shall be effective as of the Closing Date; provided, however, that on such date such Available Employee is actively at work or is on a previously scheduled and approved (by Seller or an Affiliate of Seller) paid time-off or other paid leave of absence (other than a military leave of absence or a leave pursuant to which the individual is eligible to receive long-term disability benefits under a Seller Plan). Notwithstanding the foregoing, with respect to each Available Employee who fails to become a Continued Employee as of the Closing Date because he or she did not satisfy the requirements of the preceding sentence as of the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, at the time such Available Employee is ready and available to return to active employment status, provide such Available Employee with employment in a position comparable to that which the individual had prior to the commencement of his or her absence from active employment. Each Available Employee who becomes employed by Buyer or an Affiliate of Buyer pursuant to the preceding sentence shall be considered a Continued Employee for purposes of this Agreement, except that transitional matters addressed in this Section 6.7 shall apply with respect to such employee as of the date of his or her commencement of employment with Buyer or an Affiliate of Buyer (rather than as of the Closing Date). Nothing in the foregoing shall affect the right of Seller, or any Affiliate of Seller, to terminate the employment of an Available Employee for any reason or at any time.

(c) Buyer agrees, if the Closing has not occurred, until the date that is two years from and after the date of termination of this Agreement pursuant to Section 9.1, not to employ, and to cause its Affiliates not to employ, any Available Employees without Seller’s prior written consent. Buyer agrees that neither it nor any of its Affiliates will, directly or indirectly, in any manner whatsoever, solicit for hire or employment any officer or employee of the Seller or any of its Affiliates which Buyer or its Affiliates learned of in connection with the acquisition contemplated hereby for a period of two years after the date of this Agreement; provided, however, that this sentence shall not apply to any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through the Internet.

(d) Effective as of the Closing Date, the Continued Employees shall cease to participate in all “employee benefit plans” within the meaning of Section 3(3) of ERISA of Seller or its Affiliates providing benefits to any Continued Employees (the “Seller Plans”). Buyer shall not assume any of the Seller Plans.

(e) From and after the Closing Date and subject to the provisions set forth in the proviso to the first sentence of Section 6.7(b), Buyer shall cause each Continued Employee to be provided with compensation and benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates; provided, however, that if the employment of any Continued Employee is terminated by Buyer or an Affiliate of Buyer for a reason other than cause within one year after the commencement of such employment, then Buyer shall provide such Continued Employee with severance benefits equal to the greater of (i) the severance benefits described in the Severance Plan that would have been provided to such employee if his or her employment had been terminated under circumstances entitling such employee to benefits under the Severance Plan or (ii) the severance benefits described in the severance plan that Buyer and its Affiliates make available to their similarly situated employees and that would have been provided to such employee if his or her employment had been terminated under circumstances entitling such employee to benefits under such severance plan. Notwithstanding the foregoing, Buyer shall cause each Continued Employee and his or her eligible dependents (including all such Continued Employee’s dependents covered immediately prior to the Closing Date by a group health plan maintained by Seller or an Affiliate of Seller) to be covered under a group health plan maintained by Buyer or an Affiliate of Buyer that (1) provides major medical and dental benefits coverages to the Continued Employee and such eligible dependents effective immediately upon the Closing Date and (2) credits such Continued Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a group health plan maintained by Seller or an Affiliate of Seller; provided, however, that for purposes of applying this clause (3) with respect to any Continued Employee, the Continued Employee shall be responsible for providing the necessary information to Buyer based on explanation of benefit forms received by the Continued Employee from the group health plan maintained by Seller or an Affiliate of Seller. From and after the Closing Date, Buyer shall (and shall cause the Project Companies and their respective Affiliates, as the case may be to) recognize each Continued Employee’s years of company service prior to the Closing Date with Seller and its Affiliates and any other Person that was acquired by Seller or an Affiliate of Seller (whether through purchase, merger or other combination) for purposes of terms of employment, compensation and eligibility, vesting or other benefit/coverage eligibility (including eligibility for retiree benefits/coverages), benefit accrual and benefit determination under all employee benefit and compensation plans and programs maintained after the Closing by Buyer, the Project Companies, and their respective Affiliates in which such Continued Employee is permitted to participate (other than for benefit accrual purposes under any defined benefit pension plan), including paid vacation, paid sick time and severance benefits. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or an Affiliate of Buyer that the Continued Employees may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to Continued Employees. From and after the Closing Date, Buyer shall (and shall cause the Project Companies and their respective Affiliates, as the case may be to) recognize and give each Continued Employee credit for his or her accumulated sick leave balance as of the Closing Date under the sick leave program maintained by Seller and its Affiliates.

(f) Claims of Continued Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of Seller and the Seller Plans. Claims of Continued Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred from and after the Closing Date shall be the sole responsibility of Buyer and its Affiliates. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing Date shall be the sole responsibility of Seller and the Seller Plans. Except as provided in the preceding sentence, claims of Continued Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of Buyer and its Affiliates (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

(g) All claims for health care and dependent care flexible spending account benefits submitted after the Closing Date for expenses incurred prior to the Closing Date by Continued Employees shall be paid by Seller’s or its Affiliates’ health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.

(h) Claims for workers’ compensation benefits arising out of occurrences prior to the Closing Date shall be the responsibility of Seller. Claims for workers’ compensation benefits for Continued Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Buyer.

(i) Notwithstanding anything to the contrary in Section 6.7, Buyer shall have the right to use a third party or an Affiliate of Buyer operator to hire Available Employees and to perform certain actions on behalf of Buyer under Section 6.7, provided that in no event will such use of or performance by a third party operator release Buyer from any of its obligations under Section 6.7.

6.8 Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall (i) terminate, sever, or assign to Seller or a Non-Company Affiliate effective upon or before the Closing any services provided to any of the Project Companies by Seller or a Non-Company Affiliate, including the termination or severance of insurance policies (including those policies referred to in Section 6.10), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), (ii) use commercially reasonable efforts to terminate or assign to Seller or a Non-Company Affiliate each Contract listed on Schedule 6.8 , and (iii) cause all Claims or obligations (contingent or otherwise) between any Project Company, on one hand, and Seller or any Non-Company Affiliate, on the other, to be released effective immediately prior to Closing (collectively such Contracts listed, the “Terminated Contracts”).

6.9 Indebtedness; Spare Parts; Distributions. Notwithstanding anything in this Agreement to the contrary:

(a) Except for the South Bay Lease Facility, prior to or at the Closing, Seller shall cause any and all Indebtedness of the Project Companies to be paid in full and any and all Liens securing any such Indebtedness to be released such that Buyer shall take title to the Project Companies free of any such Indebtedness or any such Liens.

(b) Seller shall have the right to cause the Project Companies to pay cash dividends, make cash distributions and assign accounts receivable to Seller or its Affiliates at any time prior to the Closing. After the Closing, Buyer shall promptly remit to Seller any amounts received by Buyer or the Project Companies as payment on accounts receivable of any Project Company that such Project Company assigned to Seller or a Non-Company Affiliate and that was not reflected in the Adjusted Net Working Capital of the Project Companies as of the Closing Date.

6.10 Insurance. Seller shall maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 4.17 until the Closing. All such insurance coverage shall be terminated as of the Closing, except any insurance described on Schedule 4.17 that relates to the Griffith Project and that is not maintained by Seller or a Non-Company Affiliate. Buyer shall be solely responsible for providing insurance to the Project Companies for any event or occurrence after the Closing. Within 30 days after the execution of this Agreement, Buyer shall prepare and file with the California Department of Toxic Substances Control (“DTSC”) all documentation necessary to achieve compliance by Buyer, effective as of Closing, with the financial responsibility requirements of Division 4.5, Title 22 of the California Code of Regulations applicable to the Morro Bay, Moss Landing, South Bay and Oakland Projects. Buyer shall use its commercially reasonable efforts to expedite DTSC review and approval of such documentation and DTSC release of Seller and any Non-Company Affiliates from such financial responsibility.

6.11 Casualty. If any of the Purchased Assets is damaged or destroyed by casualty loss after the date hereof and prior to the Closing, and (x) the cost of restoring such damaged or destroyed Purchased Assets to a condition reasonably comparable to their prior condition and (y) the amount of any lost profits reasonably expected to accrue after Closing as a result of such damage or destruction to such Purchased Assets (net of and after giving effect to any insurance proceeds available to the Project Companies for such restoration and lost profits and any tax benefits related thereto) (such costs and lost profits with respect to any Purchased Assets, the “Restoration Cost”, provided, that with respect to the Purchased Assets of Southwest Power Partners, ED Services, or Griffith Energy, “Restoration Cost” shall include only one-half (1/2) of such costs) is greater than $2,500,000 but does not exceed 10% of the Base Purchase Price, Seller may elect to reduce the amount of the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller), by notice to Buyer, and such casualty loss shall not affect the Closing. If Seller does not make such an election within 45 days after the date of such casualty loss, Buyer may elect to terminate this Agreement within 10 Business Days after the end of such 45 day period by written notice to Seller. If the Restoration Cost is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 45 days after the date of such casualty loss, elect to (a) reduce the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Seller, terminate this Agreement within ten Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Restoration Cost is $2,500,000 or less, (i) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Purchase Price.

6.12 Condemnation. If any of the Purchased Assets is taken by condemnation after the date hereof and prior to the Closing and such Purchased Assets have the sum of (x) a condemnation value and (y) to the extent not included in preceding clause (x), the amount of any lost profits reasonably expected to accrue after Closing as a result of such condemnation of such Purchased Assets (net of and after giving effect to any condemnation award any tax benefits related thereto) (such sum with respect to any Purchased Assets, the “Condemnation Value”, provided, that with respect to the Purchased Assets of Southwest Power Partners, ED Services, or Griffith Energy, “Condemnation Value” shall include only one-half (1/2) of such value)) greater than $2,500,000 but do not have a Condemnation Value (as determined by a qualified firm reasonably acceptable to Buyer and Seller) in excess of 10% of the Base Purchase Price, Seller may elect to reduce the Purchase Price by such Condemnation Value (less the amount of any condemnation award and tax benefits related thereto) by notice to Buyer, and such condemnation shall not affect the Closing. If Seller does not make such an election within 45 days after the date of such condemnation, Buyer may elect to terminate this Agreement within 10 Business Days after such 45 day period by written notice to Seller. If the Condemnation Value is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 45 days after the award of condemnation proceeds, elect to (a) reduce the Purchase Price by such Condemnation Value (after giving effect to any condemnation award available and tax benefits related thereto) or (b) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not elect to terminate this Agreement as provided in this sentence, then Buyer may, by written notice to Seller, terminate this Agreement within 10 Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Condemnation Value is $2,500,000 or less, (A) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (B) there shall be no reduction in the amount of the Purchase Price.

6.13 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Seller and Buyer shall each pay any Transfer Taxes imposed on it by Law as a result of the sale of the Company Interests, but, notwithstanding such requirement at Law, each of Seller and Buyer shall bear half of the total of all such Transfer Taxes. Accordingly, if either Party is required at Law to pay more than its half of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of such half. Seller and Buyer shall timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner. Seller’s Transfer Tax obligation under this Section 6.13 is limited to those Transfer Taxes arising from Buyer’s purchase of the Company Interests and the Purchased Assets and any actions occurring prior to the Closing, and Buyer is solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Project Company or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from any Project Company after the Closing.

6.14 Transition Services Arrangements.

(a) For a period of three months following the Closing Date, upon the request from time to time from Buyer, Seller shall provide or cause to be provided to the Project Companies or Buyer those services listed on Schedule 6.14(a) as are requested by Buyer (but Seller shall have no obligation to provide any such services that were provided by any employee of Seller that is hired by Buyer, its Affiliates or the Project Companies on or after the Closing) (the services listed thereon, collectively, the “Transition Services”). Seller shall and shall cause its Affiliates to perform any Transition Services provided hereunder in good faith, on a commercially reasonable basis, (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in substantially the same quality and manner as the same or comparable services were provided by Seller or its Affiliates to the Project Companies during the one year preceding the Closing Date; provided, however, that (x) Seller shall have no liability to Buyer or its affiliates for any acts or omissions of it or of any Non-Company Affiliate in connection with this Section 6.14 and the Transition Services (and Buyer shall indemnify and hold harmless Seller and the Non-Company Affiliates from and against any and all losses, liabilities and expenses relating to the Transition Services) except to the extent of the gross negligence or willful misconduct of Seller or such Non-Company Affiliate and (y) the exclusive remedies of Buyer and its Affiliates against Seller and the Non-Company Affiliates for any breach of this Section 6.14 shall be limited to termination (effective upon notice) of the affected Transition Service and monetary damages, which in no event shall exceed the amount paid to Seller and the Non-Company Affiliates pursuant to Section 6.14(b). Buyer also acknowledges that certain personnel of Seller and/or the Non-Company Affiliates may leave the employment of such Persons or terminate their employment or contract with such Persons during the period during which Seller shall provide Transition Services hereunder, and that the loss of such personnel may materially impede Seller’s ability to perform its obligations hereunder; Seller makes no representation or warranty regarding the ability of Seller and/or the Non-Company Affiliates to retain any such employees or subcontractors and neither Seller nor any of its Affiliates shall have any liability as to the result of the loss of any such employees.

(b) Buyer, upon not less than 30 days’ written notice, at any time and from time to time may, as of the date set forth in such notice (which may not precede the end of such 30-day period without Seller’s approval), reduce or terminate its right to receive (and Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Transition Services. Buyer shall reimburse Seller for the reasonable costs or expenses actually incurred by Seller or any Non-Company Affiliate attributable to the provision of Transition Services, including any allocations of overhead expenses of Seller or any Non-Company Affiliate and any retention payments required to retain employees who provide Transition Services (such costs and expenses, the “Direct Costs”). No later than the 15th Business Day after each calendar month during which Seller provided Transition Services, beginning with the calendar month immediately following the Closing, Seller shall submit an invoice to the Buyer for the Direct Costs incurred during such calendar month. If the Closing occurs on a day other than the last day of a month, the invoice shall be only for those Transition Services provided from such date until the end of the month in which the Closing took place. Buyer shall pay or cause to be paid the undisputed portion of each such invoice it receives within 15 days after its receipt.

6.15 Morro Bay Lease Consent. Notwithstanding anything to the contrary in this Agreement:

(a) If each condition to Closing set forth in Articles VII and VIII has been fulfilled other than the Company Consents with respect to the Morro Bay Project identified with an asterisk on Schedule 4.2 (any such Company Consents, the “Outstanding Consent”), Seller may, at its election, require Buyer to proceed with the Closing with respect to the Company Interests other than the Morro Bay Company Interest (the “Initial Company Interests”). If Seller so elects to proceed with Closing with respect to the Initial Company Interests, it shall provide Buyer with written notice of such election, and the Closing with respect to the Company Interests other than the Morro Bay Company Interest (the “Initial Closing”) shall occur on the third Business Day after delivery of such notice to Buyer (such date, the “Initial Closing Date”). The terms and procedures for the Initial Closing shall be the same as for the Closing provided for herein, except that (i) Seller shall not be obligated to convey, and Buyer shall not be obligated to accept, the Morro Bay Company Interest, (ii) the portion of the Purchase Price payable at the Initial Closing shall be equal to the amount set forth in Section 2.2(a) less the Morro Bay Purchase Price plus or minus the amounts calculated pursuant to Sections 2.2(b) and (c) (but excluding from such calculation any amounts attributable to the Morro Bay Project) and (iii) the Morro Bay Project and the Morro Bay Company Interest shall be deemed to be excluded from each representation and warranty made by Seller at the Initial Closing. Each reference to “the Closing” or “the Closing Date” in a provision hereof as such provision relates to any of the Initial Company Interests (and the Projects associated therewith) shall be deemed to be a reference to “the Initial Closing” or “the Initial Closing Date,” respectively. If the Initial Closing has occurred, no Party may terminate this Agreement pursuant to Article IX except with respect to the Morro Bay Company Interest and the Morro Bay Project and the obligation to close with respect thereto.

(b) If the Parties have consummated the Initial Closing and the Outstanding Consent is subsequently obtained, the closing with respect to the Morro Bay Company Interest (the “Subsequent Closing”) shall take place on the date and in the manner required for the Closing under Section 2.3 (the date of such Subsequent Closing, the “Subsequent Closing Date”), except that (i) the portion of the Purchase Price payable at the Subsequent Closing shall be equal to the Morro Bay Purchase Price plus or minus the amounts calculated pursuant to Sections 2.2(b) and (c) (calculated using the Subsequent Closing Date in place of the Closing Date, but including in such calculations only amounts attributable to the Morro Bay Project) and (ii) all representations and warranties made by Seller at the Subsequent Closing shall be deemed to be made solely with respect to the Morro Bay Project and the Morro Bay Company Interest. For purposes of the Subsequent Closing, each reference to “the Closing” or “the Closing Date” in a provision hereof as such provision relates to the Morro Bay Company Interest (and the Morro

Bay Project) shall be deemed to be a reference to “the Subsequent Closing” or “the Subsequent Closing Date” respectively.

6.16 Bridgeport Dispute. It is recognized that as of the date hereof UBE has put the UBE Interests to Duke Bridgeport Energy pursuant to Section 8.3(b) of the Bridgeport LLC Agreement, that Duke Bridgeport Energy owes to UBE the purchase price therefor when such price is determined in connection with the settlement or resolution of the Bridgeport Dispute, that Duke Bridgeport Energy has the obligation to purchase the UBE Interests from UBE, and that the Purchase Price to be paid on the Closing Date reflects whether the Bridgeport Dispute is resolved prior to the Closing Date. If the Bridgeport Dispute is not resolved prior to the Closing Date, then from and after the Closing Date Seller shall have the exclusive right, at its expense, to direct, control, settle and resolve the Bridgeport Dispute (including the right to agree with UBE upon a value of the UBE Interest). Buyer shall be liable for, and shall pay or cause Duke Bridgeport Energy to pay to UBE any amount agreed upon by Seller and UBE for the value of the UBE Interest in connection with the settlement or resolution of the Bridgeport Dispute (such amount, the “Bridgeport Resolution Amount”), provided, however, that (concurrently with such payment to UBE) Seller shall pay to Buyer, or Buyer shall pay to Seller, the amount by which the Bridgeport Resolution Amount is greater or lesser than, respectively, the sum of (a) the Bridgeport 33 1/33% Purchase Price plus (b) one third (1/3) of the Adjusted Net Working Capital with respect to Bridgeport Energy and NC Development as of Closing.

6.17 Connecticut Transfer Act. Buyer shall, at its sole cost and expense, (a) prepare the Form III and Environmental Condition Assessment Form required by the Connecticut Transfer Act for the purchase and sale of the Company Interests in Duke Bridgeport Energy to occur at the Closing; (b) provide the completed Form III and Environmental Condition Assessment Form to Seller not less than 10 days prior to the Closing for Seller’s review and approval; (c) execute said Form III as the “Transferee” and as the “Certifying Party” thereon on or before the Closing Date; (d) execute the Environmental Condition Assessment Form as the party submitting same; (e) provide a bank check made payable to the Connecticut Department of Environmental Protection in the amount required for a Form III filing at the Closing; and (f) perform the obligations imposed upon it as the “Certifying Party” on said Form III and by this Section 6.17. Seller shall, at its sole cost and expense (i) execute said Form III as the “Transferor” thereon; and (ii) file the duly executed and delivered Form III and duly executed and delivered Environmental Condition Assessment Form with the Connecticut Department of Environmental Protection together with the appropriate filing fee and fee form within 10 days after the Closing.

6.18 Long Term Services Agreements. Seller may cause each Project Company party to a GE LTSA to terminate such GE LTSA effective as of the Closing Date unless (a) Buyer provides written notice at least 10 Business Days prior to the Closing Date to Seller requesting that such Project Company not terminate such GE LTSA and (b) Buyer delivers to Seller, contemporaneous with the notice described in the preceding clause (a), a written release with an effective date on or before the Closing Date fully discharging and releasing the guarantor under each Support Obligation issued with respect to such GE LTSA on behalf of such Project Company and executed by the beneficiary of such Support Obligation. During the Interim Period, Buyer shall have the right to contact and have discussions with General Electric International, Inc. to discuss the GE LTSAs.

6.19 Tax Matters. Except as provided in Section 6.13 relating to Transfer Taxes:

(a) With respect to any Tax return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to a Project Company, (i) Seller shall cause such Tax return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by change in Law or fact and shall deliver such Tax return as so prepared to Buyer not later than 15 days (30 days with respect to the partnership returns for Bridgeport Energy and NC Development and 3 days with respect to any Property Tax return) prior to the due date (including extensions) for filing such Tax return for Buyer’s review and comments, (ii) with respect to any issue that could materially and adversely affect Buyer or the applicable Project Company in a taxable period (or portion thereof) beginning after the Closing Date, Seller shall cooperate and consult with Buyer to finalize such Tax return, and (iii) thereafter, subject to Seller’s payment to Buyer of such Tax in compliance with Section 6.19(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return. With respect to any Tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to a Project Company, (i) Buyer shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall deliver a draft of such Tax return to Seller for Seller’s review and approval at least 15 days prior to the due date (including extensions) for filing such Tax return, (ii) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax return, and (iii) thereafter, subject to Seller’s payment to Buyer of any portion of such Tax in compliance with Section 6.19(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return. Notwithstanding the foregoing, with respect to Southwest Power Partners, ED Services and Griffith Energy, neither Seller nor Buyer shall be required by reason of this Section 6.19(a) to prepare any Tax return which for the prior taxable period was prepared by a Person other than Seller.

(b) Subject to Section 10.1(b), Seller shall be responsible for and indemnify the Buyer Indemnified Parties against, and Seller shall be entitled to all refunds or credits of, any Tax with respect to a Project Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date. Within 5 days prior to the due date for the payment of any such Tax, Seller shall pay to Buyer the amount of such Taxes, less any prepaid Taxes. With respect to a Straddle Taxable Period, Seller and Buyer shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of the Project Company as of the Closing Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date. For this purpose, any franchise Tax paid or payable with respect to the Project Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date. Notwithstanding the foregoing, with respect to any Project Company in which Seller does not directly or indirectly own 100% of the Company Interests, the calculation of the amount of Tax of such Project Company for which Seller is responsible or entitled to refunds or credits under this Section 6.19(b) shall be made by reference to Seller’s direct and indirect percentage ownership of such Project Company.

(c) Subject to Section 10.1 (a), Buyer shall be responsible for and indemnify Seller against, and Buyer shall be entitled to all refunds and credits of, all Taxes of the Project Companies that are attributable to a taxable period (or portion thereof) beginning after the Closing Date.

(d) With respect to any Tax for which Seller is responsible, Seller shall have the right, at its sole cost and expense, to initiate any claim for refund and to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes. Buyer shall (and shall cause the relevant Project Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Seller shall not settle any proceeding with respect to any issue that could materially and adversely affect Buyer or the applicable Project Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld. Buyer shall (and shall cause the relevant Project Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within 20 days after its receipt of such notice; failure to give any such written notice within such 20-day period shall limit Seller’s indemnification obligation pursuant to this Agreement to the extent Seller is actually prejudiced by such failure.

(e) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Companies within the possession of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Project Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of the Project Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Project Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

(f) If after the Closing Buyer or a Project Company receives a refund or utilizes a credit of any Tax of a Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within ten Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon. Buyer shall, and shall cause the Project Company to, use commercially reasonable efforts to obtain a refund or credit of any Tax of the Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby).

(g) In the event that Seller initiates a claim for refund from a Taxing Authority with regard to any Tax of a Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such Taxing Authority. Notwithstanding the foregoing, Buyer shall have the right to participate at its own expense in any action with respect to such claim for refund, and Seller shall not settle any such claim in a manner that could materially and adversely affect Buyer or the applicable Project Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld. If after the Closing Buyer or the Project Company receives a refund or utilizes a credit of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within ten Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon.

(h) In the event that Seller initiates a claim for refund from a third party who improperly withheld sales and use Tax, or withheld excessive sales and use Tax, with regard to a Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, whether the initiation of such claim begins prior to or after the Closing, Seller shall have all rights to and interest in such refund. Buyer shall, upon request, provide Seller a limited power of attorney allowing Seller to pursue such claim for refund with and collect such refund from such third party. Notwithstanding the foregoing, (A) Seller shall not initiate any such claim for refund from a third party without Buyer’s prior written consents, not to be unreasonably withheld, (B) Buyer shall be entitled to participate with Seller in any discussions with such third party and (C) Seller shall not settle any such claim in a manner that could materially and adversely affect Buyer or the applicable Project Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld. If after the Closing Buyer or the Project Company receives a refund of any such Tax with regard to a claim so initiated by Seller, Buyer shall pay to Seller within ten Business Days after such receipt an amount equal to such refund received, together with any interest received or credited thereon.

(i) To the extent that the provisions of Article X are inconsistent with or conflict with the provisions of this Section 6.19, the provisions of this Section 6.19 shall control.

(j) Seller will use commercially reasonable efforts to cause each of Bridgeport Energy, NC Development and Southwest Power Partners to have in effect for its taxable year in which the Closing Date occurs an election under section 754 of the Code.

6.20 Affiliate Contracts. From and after the date hereof, Buyer and Seller shall use commercially reasonable efforts to obtain the written consent from each party (other than Seller and its Affiliates) (each a “Counterparty”) to each Affiliate Contract that is not a Terminated Contract to the assignment and assumption or novation of such Affiliate Contract by each Assignor to each Assignee identified on Schedule 1.1-AC as contemplated by Section 2.4(b) to occur at Closing, provided, however, that with respect to those Affiliate Contracts not marked with an asterisk on Schedule 1.1-AC, the failure to obtain such consent shall not delay or prevent Closing, and any obligation to seek such consent by Buyer or Seller shall (except with respect to any of the Affiliate Contracts listed as items 4, 5 and 7 on Schedule 1.1-AC) terminate as of the Closing. Without limiting the foregoing, Buyer’s efforts shall include offering to replace any credit support posted or maintained by Seller or a Non-Company Affiliate in favor of any Counterparty to any Affiliate Contract in accordance with the requirements of Section 6.5, and in the case of Affiliate Contracts with respect to which none of Seller or any Non-Company Affiliate has posted or maintains any credit support, Buyer shall comply with all commercially reasonable requests from any Counterparty under such Affiliate Contracts to post or maintain credit support as security for the performance of the obligations of the Assignee thereof. With respect to any of the Affiliate Contracts listed as items 4, 5 and 7 on Schedule 1.1-AC which cannot be assigned and assumed or novated at the Closing because of the failure to obtain such consent of the Counterparty, (a) Seller and Buyer shall, to the extent permissible under applicable Laws and under the terms of such Affiliate Contract, cause the respective Assignor and Assignee identified on Schedule 1.1-AC to enter into arrangements intended to put such Assignor and Assignee in substantially the same economic position as if such Affiliate Contract were assigned and assumed or novated from the Closing until such Affiliate Contract expires by its terms and (b) if such arrangements are not entered into, Seller shall indemnify Buyer against all losses and liabilities (including Non-reimbursable Damages) arising out of the failure of any such Affiliate Contract to be assigned and assumed or of such arrangements to be entered into; provided, however, that Seller’s liability under this clause (b) with respect to the Affiliate Contract listed as item 7 on Schedule 1.1-AC shall not exceed $10 million.

6.21 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.22 Moss Landing Toll. (a) If (i) an Affiliate of Seller (or, at the Seller’s request, Buyer or a Project Company designated by Buyer) enters into the Moss Landing Toll on or prior to the 90th day following the Closing Date and (ii) the Counterparty to such Moss Landing Toll has approved on or prior to November 30, 2006 the transfer thereof to Buyer or a Project Company designated by Buyer (or if no such approval is required), then Seller shall promptly provide notice to Buyer which shall (A) state that the items set forth in Section 6.22(a)(i)and (ii) have been satisfied, (B) attach a copy of the Moss Landing Toll, and (C) set forth the amount of the Moss Landing Toll Purchase Price Adjustment (which may be positive, negative or zero). Seller shall use commercially reasonable efforts to cause the Moss Landing Toll to be transferred, if applicable, to Buyer or such Project Company within 5 Business Days following such notice. Concurrently with such transfer (or, if requested by Seller, concurrently with the entry by Buyer or a Project Company designated by Buyer into the Moss Landing Toll directly), Buyer shall pay to Seller or its designee (by wire transfer of immediately available funds to an account designated by Seller) an amount equal to the sum of the Moss Landing Toll Purchase Price and the Moss Landing Toll Purchase Price Adjustment (which may be positive, negative or zero).

(b) If Buyer fails to maintain a Minimum Net Worth of at least $440 million at all times during the period from the Closing through December 15, 2006 (or, if earlier, the date on which the Moss Landing Toll Purchase Price (as adjusted by the Moss Landing Toll Purchase Price Adjustment) has been paid by Buyer to Seller pursuant to Section 6.22(a)), then Buyer shall pay to an escrow agent designated by Seller an amount equal to the Moss Landing Toll Purchase Price. The monies held by such escrow agent shall be applied to the payment of the Moss Landing Toll Purchase Price (as adjusted by the Moss Landing Toll Purchase Price Adjustment) at the times set forth in Section 6.22(a) for the payment of such amounts by Buyer. If the conditions set forth in Section 6.22(a)(i) and (ii) above have not been satisfied on or before November 30, 2006, then such funds on deposit with the escrow agent shall be returned to Buyer.

(c) During the period from the date of this Agreement through the earlier to occur of (i) the assignment of the Moss Landing Toll to Buyer or a Project Company designated by Buyer and (ii) November 30, 2006, Buyer and Seller agree to use commercially reasonable efforts to enter into additional agreements or to take such further actions as may be reasonably necessary to implement the items set forth in Section 6.22, including (A) Buyer or such Project Company posting (effective as of the transfer of the Moss Landing Toll to Buyer or such Project Company) a guaranty, letter of credit or other credit support in accordance with the terms of the Moss Landing Toll to the Counterparty under the Moss Landing Toll, (B) Buyer effecting the full and unconditional release of Seller or its Affiliates from any credit support provided by or on behalf of Seller and its Affiliates with respect to the Moss Landing Toll, and (C) Buyer cooperating with Seller, its Affiliates and the Counterparty to the Moss Landing Toll to cause the assignment of such Toll to Buyer or such Project Company.

(d) In connection with the Moss Landing Toll, Seller agrees (a) to use commercially reasonably efforts to include in the Moss Landing Toll (i) ML Other Terms that are consistent with the corresponding terms described in the Moss Landing RFP; provided that the ML Fixed Terms shall not be changed in any material adverse respect from those corresponding terms set forth in the Moss Landing RFP without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) gas and power scheduling procedures that are commercially reasonable in light of the operating characteristics for the Moss Landing Project, (b) to use commercially reasonable efforts to minimize the amount of credit support that Buyer will have to provide in support of its obligations under the Moss Landing Toll and (c) not to agree to any requirement that Buyer provide a Letter of Credit in excess of $100 million without Buyer’s consent, which may be withheld in its sole, reasonable discretion. If Buyer withholds its consent with respect to any changes to the ML Fixed Terms, Buyer shall not enter into a transaction with respect to the Moss Landing Project on terms that are similar to the Moss Landing Toll proposed by Seller for a period of eighteen months following the date on which Buyer withheld such consent.

(e) During the period from the date of this Agreement through November 30, 2006, neither Buyer nor any of its Affiliates shall enter into any agreements or negotiations with any potential Counterparty to the Moss Landing Toll that is engaged in discussions with respect to the Moss Landing Toll with Seller or its Affiliates to the extent such agreements or negotiations relate to sales of all or any portion of the energy, capacity or other ancillary services with respect to Unit 6 and/or Unit 7 of the Moss Landing Project.

6.23 Monthly Operating Report. During the Interim Period, on or prior to 30 Business Days following the end of each calendar month, Seller shall cause each Project Company to provide Buyer with a monthly operating report with respect to such Project Company prepared in the ordinary course of business consistent with past practice.

6.24 Griffith Tag Along Offer. Within 5 Business Days after the date of this Agreement, Buyer shall deliver to PPL a written offer to be held open for at least 10 Business Days to purchase from PPL all the membership interests owned by PPL in Southwest Power Partners for a purchase price equal to the Griffith 50% Purchase Price, plus fifty percent (50%) of the Net Working Capital (as of the closing of the transactions contemplated by such offer) of Southwest Power Partners, Griffith Energy and ED Services and upon substantially similar terms and conditions as those set forth in this Agreement. Buyer shall promptly provide Seller with updates on its discussions with PPL regarding such purchase.

6.25 DEGM Restructuring. Notwithstanding anything to the contrary in this Agreement, and assuming any necessary Seller Approval relating to the FERC 203 filing has been obtained, Seller will prior to Closing effect the DEGM Restructuring by causing DEGM to transfer the Company Interests of DE Mulberry, DE Mohave and Duke Bridgeport Energy to DEGM Holding Subsidiary.

6.26 DENA Restructuring. Notwithstanding anything to the contrary in this Agreement, Seller may at any time prior to Closing at its option effect the DENA Restructuring and, promptly following the DENA Restructuring, Seller, shall deliver to Buyer a new Schedule 3.4 reflecting the DENA Restructuring and a supplement to Schedule 4.13 reflecting any changes to the Charter Documents of the Parent Companies and/or the Project Companies resulting from the DENA Restructuring. From and after the date of the delivery of such revised or replacement Schedules, all references in this Agreement to Schedule 3.4 or Schedule 4.13 shall be deemed to be references to such replacement Schedule 3.4 and revised Schedule 4.13, as applicable.

6.27 Seller Creditworthiness. If Seller fails to maintain a Minimum Net Worth of at least $700 million at any time from the Closing until the five year anniversary of the Closing or at least $100 million thereafter, then Seller shall cause one of its Affiliates with a Minimum Net Worth of at least such amount during such relevant time period to guarantee to Buyer, in a form and substance reasonably satisfactory to Buyer, the obligations of Seller under Section 10.1 of this Agreement (it being agreed that Seller may, from time to time, substitute a different Affiliate with such applicable Minimum Net Worth for the Affiliate then guaranteeing such obligations and Buyer shall promptly release such Affiliate then guaranteeing such obligations).

6.28 Letter of Credit. On or prior to January 11, 2006, Buyer shall provide to Seller (i) $75,000,000 of cash to be held by Seller as collateral to secure Buyer’s obligations under Section 9.3 or (ii) an irrevocable, standby letter of credit with a face amount equal to $75,000,000 from a commercial bank with ratings of at least “A-” by Standard & Poor’s Ratings Group ( a division of McGraw Hill, Inc.) and at least “A3” by Moody’s Investor Services, Inc. which shall be in form and substance reasonably satisfactory to Seller and which shall permit Seller to draw upon such letter of credit upon a certification by Seller to such bank that the amount of the requested draw is the amount due from Buyer to Seller pursuant to Section 9.3.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

7.1 Representations and Warranties. The representations and warranties made by Seller in Articles III and IV shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties that speak as to an earlier date, such representations and warranties shall be true and accurate in all material respects as of such earlier date.

7.2 Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

7.3 Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

7.4 Orders and Laws. There shall not be any litigation or proceedings (filed by a Person other than Buyer or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

7.5 Consents and Approvals. Subject to Section 6.15, the Buyer Approvals and those Company Consents marked with an asterisk on Schedule 4.2 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

7.6 Resignation of Members, Managers, Officers and Directors. Seller shall have caused the resignation or removal of all members, managers, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Projects or established under the Project Companies’ Charter Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

7.7 Release of Intercompany Indebtedness; Release of Liens.

Seller shall have delivered to Buyer evidence, if any, of (i) cancellation of any intercompany Indebtedness between any Project Company, on the one hand, and Seller or any Non-Company Affiliate, on the other hand; and (ii) release of all Liens on the Purchased Assets (other than Permitted Liens or Liens created by or at the behest of Buyer) and the Company Interests (other than Liens described in Section 3.4 and Liens created by or at the behest of Buyer).

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

8.1 Representations and Warranties. The representations and warranties made by Buyer in Article V shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

8.2 Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3 Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

8.4 Orders and Laws. There shall not be any litigation or proceedings (filed by a Person other than Seller or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

8.5 Consents and Approvals. The Seller Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a) at any time before the Closing, by Seller or Buyer, by written notice to the other, in the event that any Law or final order restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;

(b) at any time before the Closing, by Seller or Buyer, by notice to the other, if the other has materially breached its obligations hereunder and such breach (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article II) has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching Party shall have an additional 30 days in which to effect such cure;

(c) at any time before the Closing, by Buyer or Seller, by notice to the other, on or after May 31, 2006;

(d) by Buyer or Seller pursuant to Section 6.11 or 6.12, by notice to the other party in accordance with such Sections;

(e) by Seller, by written notice to the other, if Buyer has breached its obligation under Section 6.28 and such breach has not been cured within one Business Day; or

(f) by mutual written consent of Buyer and Seller.

9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), provided that (a) Sections 6.2(b), 9.2, 10.5(a), 10.5(b), 11.3, 11.4, 11.12 and 11.3 will survive any such termination and (b) each Party shall continue to be liable for any willful breach of this Agreement by it occurring prior to such termination.

9.3 Break-up Fee. (a) If this Agreement is terminated pursuant to Section 9.1(b), then, in lieu of all other Claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement:

(i) if Buyer has breached its obligation to pay the Purchase Price pursuant to Sections 2.2 and 2.5 or its obligations under Section 6.1(a), 6.1(c) or 6.28 and, in the case of Section 6.28, such breach has not been cured within one Business Day, then Buyer shall pay to Seller, by wire transfer of immediately available funds within three Business Days following the date of termination, as liquidated damages, 10% of the Base Purchase Price;

(ii) if Seller has breached its obligations to sell the Company Interests to Buyer pursuant to Sections 2.1 and 2.4 or its obligations under Section 6.1(a) or 6.1(c), then Seller shall pay Buyer, by wire transfer of immediately available funds within three Business Days following the date of termination, as liquidated damages, 10% of the Base Purchase Price; or

(iii) if either Buyer or Seller has materially breached any representation, warranty, covenant, agreement or obligation hereunder (other than those referred to in Sections 9.3(a)(i) and 9.3(a)(ii)), then the breaching Party shall pay to the other, by wire transfer of immediately available funds within three Business Days following the date of termination, as liquidated damages, the terminating Party’s actual and reasonable out-of-pocket fees (including reasonable attorney’s fees and regulatory filing fees) and expenses incurred in connection with this Agreement, subject to a maximum of $4,000,000.

(b) The provision for payment of liquidated damages in this Section 9.3 has been included because, in the event of a breach by Buyer or Seller, as the case may be, the actual damages to be incurred by any Party can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

ARTICLE X

INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND

ARBITRATION

10.1 Indemnification. (a) Subject to Section 10.2, from and after Closing, Seller shall indemnify, defend and hold harmless Buyer, each of the Project Companies, and their respective partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i) any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement or any certificate delivered pursuant to Section 7.3;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement; and

(iii) the Excluded Liabilities.

(b) Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its partners, members, officers, employees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

(i) any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant to Section 8.3;

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii) the Assigned Contracts, but only to the extent such Losses relate to periods on or after Closing.

10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) the representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing; provided, however, that no Party may make or bring a Claim for liability with respect to (i) any representations or warranties contained in Articles III, IV or V (other than those representations and warranties contained in Section 3.2 (Authority), 3.4 (Capitalization), 4.1 (Organization), 4.3 (Capitalization) and 4.6 (Subsidiaries) (collectively, the “Title and Authority Representations”)) or any covenants, agreements or obligations in Sections 6.3 or 6.9, after the one-year anniversary of the Closing Date, (ii) the Title and Authority Representations, after the five-year anniversary of the Closing Date, and (iii) the representations and warranties contained in Section 4.11 (Taxes) and the covenants in Section 6.19 after the expiration of 60 days following the expiration of the applicable statute of limitations (including extensions thereof consented to in writing by Seller, such consent not to be unreasonably withheld) and (iv) any covenants, agreements or obligations of the Parties (other than those contained in Sections 6.2(b), 6.3 and 6.9) that by their terms are to be performed prior to Closing, after the Closing;

(b) any breach of a representation or warranty in this Agreement (other than a breach of a representation or warranty contained in Section 4.11) in connection with any single item or group of related items that results in Losses of less than $500,000 shall be deemed, for all purposes of this Article X, not to be a breach of such representation or warranty;

(c) Seller shall have no liability for breaches of representations and warranties, in this Agreement (other than a breach of a representation or warranty contained in Section 4.11) until the aggregate amount of all Losses incurred by Buyer equals or exceeds 1.5% of the Base Purchase Price (the “Deductible Amount”), in which event Seller shall be liable for Losses only to the extent they are in excess of the Deductible Amount (except as set forth below);

(d) in no event shall Seller’s aggregate liability (i) arising out of or relating to this Agreement, whether relating to breach of representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise (except as set forth in Section 10.2(j) below), exceed 10% of the Base Purchase Price, except as set forth in clause (ii) below; and (ii) arising out of or relating to any breach of a Title or Authority Representation, a breach of a representation or warranty contained in Section 4.11 or a breach of Section 6.19 (together with the aggregate liability pursuant to clause (i) above) exceed 100% of the Base Purchase Price;

(e) Seller shall have no liability for any breach of a representation, warranty, covenant, agreement or obligation in this Agreement by Seller (i) of which Buyer had knowledge prior to the date hereof or (ii) (x) of which Buyer did not have knowledge prior to the date hereof but of which Buyer had knowledge prior to the Closing Date and (y) where due to such breach Buyer’s conditions to closing in Article VII were not met (and for purposes of this Section 10.2(e), the documents disclosed to Buyer or its Representatives in the course of its due diligence, and their contents, are deemed to be known to Buyer); provided that this provision shall not apply to any willful breaches of a representation, warranty, covenant, agreement or obligation;

(f) Notwithstanding anything to the contrary herein, the Parties agree that each representation or warranty of Seller made herein shall be limited solely to Seller’s Knowledge as such representation or warranty relates to any of the Jointly Owned Project Companies, and the requirement of any covenant, obligation or agreement of Seller herein (other than those set forth in Article II) relating to any of the Jointly Owned Project Companies shall be limited solely to a requirement to use commercially reasonable efforts to perform such covenant, obligation or agreement;

(g) a Party must give written notice to the other Party within a reasonable period of time after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement;

(h) the Parties shall have a duty to mitigate any Loss in connection with this Agreement;

(i) Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement;

(j) Notwithstanding anything herein to the contrary, the limitations, covenants, agreements and obligations set forth in this Section 10.2 shall not apply to Seller’s indemnification obligations pursuant to Section 10.1(a)(iii).

(k) Upon and after the Closing, none of the Project Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller Indemnified Party whole for or on account of any indemnification claim made by the Seller or any of its Affiliates or Representatives for any breach of any representation, warranty, covenant or agreement of the Seller, and the Seller shall have no right of contribution against any Project Company; other than, in all cases under this clause (k), with respect to any Contracts between a Project Company, on the one hand, and Seller or any of its Affiliates, on the other.

(1) The Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties, including insurance proceeds, in each case net of costs and expenses of such recoveries and net of any associated tax benefits to Buyer or any Project Company (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of costs and expenses of such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the indemnifying party regarding the amount of such indemnification payment.

10.3 Indirect Claims. From and after the Closing, Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates and the officers, directors and employees of the Project Companies (acting in their capacity as such) from and against any Claims for controlling stockholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence) by Seller or any of its Affiliates in connection with the business of the Project Companies prior to the Closing.

10.4 Waiver of Other Representations. (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY INTERESTS, THE PROJECT COMPANIES OR ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.15 AND 4.16 AND (II) SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT COMPANIES OR THE PURCHASED ASSETS.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III AND IV, SELLER’S INTERESTS IN THE PROJECT COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PROJECT COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES AND THEIR ASSETS.

10.5 Waiver of Remedies. (a) The Parties hereby agree that, except with respect to Claims for fraud (but not constructive fraud), neither Party shall have any liability, and neither Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this

Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in Articles IX and X.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non reimbursable Damages”), PROVIDED THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT A THIRD-PARTY CLAIM (OTHER THAN A CLAIM FOR CONSEQUENTIAL DAMAGES ARISING UNDER A CONTRACT PROVISION AGREED TO BY THE INDEMNIFIED PARTY THAT DOES NOT NEGATE CONSEQUENTIAL DAMAGES) SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

(c) Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of Seller shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and, except as set forth in the commitment letter executed by the Funds as of the date hereof with respect to obligations relating to Section 9.3, no Representative or Affiliate of Buyer shall have any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

10.6 Arbitration. (a) Any and all disputes between the Parties arising out of or relating to this Agreement (a “Dispute”) must be resolved through the use of binding arbitration using three arbitrators, selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.6 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.6 will control the rights and obligations of the Parties. If there is more than one Arbitrable Dispute that involves the same facts and parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such Disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement. No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the Parties or parties thereto.

(b) Arbitration must be initiated within the time limits specified in Section 10.2(a) or, if no time limit is specified, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by either Seller or Buyer (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Dispute to binding arbitration (the “Arbitrable Dispute”).

(c) Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 60 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 60 day period, the arbitrator for Respondent’s account shall be selected by the AAA office in New York, New York, with due regard for the selection criteria set forth below and input from the Parties. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. If the two arbitrators are unable to agree on a third arbitrator within 90 days from initiation of arbitration, then a third arbitrator shall be selected by the AAA office in New York, New York, with due regard for the selection criteria set forth below and input from the Parties and other arbitrators.

(d) The AAA shall select the third arbitrator not later than 120 days from initiation of arbitration. In the event AAA should fail to select the third arbitrator within 120 days from initiation of arbitration, then either Party may petition the Chief United States District Judge in New York County, New York to select the third arbitrator. Due regard shall be given to the selection criteria set forth below and input from the Parties and other arbitrators.

(e) Subject to the arbitrators’ award of costs to the prevailing party, Claimant shall pay the compensation and expenses of the arbitrator named by or for it, Respondent shall pay the compensation and expenses of the arbitrator named by or for it, and Claimant and Respondent shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of, or otherwise affiliated in any material respect within the preceding five years with, the Parties or any of their Affiliates. Each of the three arbitrators must have not less than seven years experience as an attorney or accountant handling complex business transactions and have formal training in dispute resolution.

(f) The hearing will be conducted in New York, New York and commence within 60 days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes of the Parties and render a final award in accordance with the choice of Law set forth in this Agreement. The arbitrators shall render their decision within 60 days following completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party (or an allocation of such costs between the Parties based upon the extent to which each prevails), including reasonable attorneys’ fees and disbursements and the fees and expenses of the arbitrators. All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms of this Section 10.6 shall not create nor limit any obligations of a Party hereunder to defend, indemnify or hold harmless another Party against Claims or Losses. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief.

(g) A Party may, notwithstanding anything in this Agreement to the contrary, seek temporary injunctive relief from any court of competent jurisdiction; provided, however, that the Party seeking such relief shall (if arbitration has not already been commenced)

simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten days after the appointment of the arbitrators and in no event for longer than 60 days.

(h) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. In no circumstances shall the arbitrators grant or award Non-reimbursable Damages.

10.7 Procedure with Respect to Third-Party Claims. (a) If any Party (or as to Buyer after Closing, any Project Company) becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b) If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 10.7, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c) If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within 30 days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.7(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

10.8 Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Project Companies to grant to Seller (or its designees), access at all reasonable times to all of the information, books and records relating to the Project Companies in its possession, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

LSP BAY II HARBOR HOLDING, LLC

c/o LS Power Development LLC

Two Tower Center, 11th Floor

East Brunswick, NJ 08816

Facsimile No.: (732) 249-7290

Attn: Corporate Counsel

If to Seller, to:

Duke Energy Americas, LLC

c/o Duke Energy Corporation

5400 Westheimer Court

Houston, Texas 77056-5310

Facsimile No.: (713) 386-4087

Attn: General Counsel - Acquisitions & Divestitures

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00

p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

11.2 Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

11.4 Disclosure. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. The Parties shall promptly notify each other of (a) the occurrence, or failure to occur, of any event, which occurrence or failure has caused any representation or warranty of such Party contained in this Agreement or in any exhibit, schedule, certificate, document or written instrument attached hereto to be untrue or inaccurate, (b) any failure of such Party to comply with, perform or satisfy, in any respect, any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit, schedule, certificate, document or written instrument attached hereto and (c) any notice or other communication from any Governmental Authority in connection with this Agreement, the Assignment and Assumption Agreement, the Company Assignment Agreement or the transactions contemplated herein and therein; provided that such disclosure, except as set forth in Section 10.2(e), shall not be deemed to cure, or to relieve any Party of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant or agreement or any condition hereunder, and, except as set forth in Section 10.2(e), shall not affect any Party’s right with respect to indemnification hereunder.

11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

11.7 No Third Party Beneficiary. Except for the provisions of Section 6.2(b), 6.5(e)(ii) and (h), the third sentence of Section 6.7(b), 10.1 (a) and (b) and 10.3 (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any Continued Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

11.8 Assignment; Binding Effect. Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates, or to Buyer’s lenders for collateral security purposes, but such assignment shall not release Buyer from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12 Governing Law; Venue; and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b) WITH RESPECT TO THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 10.6, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK, NEW YORK.

(c) WITH RESPECT TO THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 10.6, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

11.13 Attorneys’ Fees. If either of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER

DUKE ENERGY AMERICAS, LLC

By:	/s/ Robert B. Evans
Name:	Robert B. Evans
Title:	President and CEO

SIGNATURE PAGE

PURCHASE AGREEMENT

BUYER

LSP BAY HARBOR HOLDING, LLC

By:	/s/ Jim Bartlett
Name:	Jim Bartlett
Title:	President

SIGNATURE PAGE

PURCHASE AGREEMENT